Exhibit 2.1

ASSET PURCHASE AGREEMENT

By and Among

SEAHAWK DRILLING, INC.,

SEAHAWK GLOBAL HOLDINGS LLC,

SEAHAWK MEXICO HOLDINGS LLC,

SEAHAWK DRILLING MANAGEMENT LLC,

SEAHAWK DRILLING LLC,

SEAHAWK OFFSHORE MANAGEMENT LLC,

ENERGY SUPPLY INTERNATIONAL LLC,

and

SEAHAWK DRILLING USA, LLC

(Sellers)

SD DRILLING LLC

and

HERCULES OFFSHORE, INC.

(Purchasers)

FEBRUARY 11, 2011

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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SCHEDULES

Schedule	Name
Schedule 1.1	Definitions and Interpretation
Schedule 2.1(a)	Transferred Rigs
Schedule 2.1(b)	Assigned Contracts
Schedule 2.1(c)	Transferred Equipment
Schedule 2.1(d)	Transferred Rolling Stock
Schedule 2.2(c)	Excluded Contracts
Schedule 2.2(e)	Excluded Insurance Benefits
Schedule 2.2(k)	Excluded Claims and Warranties
Schedule 2.2(l)	Excluded Leased Real Property
Schedule 2.8(a)(vii)	Excluded Legal Proceedings
Schedule 2.9	Transferred Rig Casualties
Schedule 4.4	Noncontravention
Schedule 4.5	Asset Title, Maintenance, and Condition
Schedule 4.6	Financial Statements
Schedule 4.7	Undisclosed Liabilities
Schedule 4.8	Legal Compliance
Schedule 4.9	Litigation Proceedings
Schedule 4.10	Permits
Schedule 4.11(a)	Rig Documentation and Maintenance
Schedule 4.12	Employee and Labor Matters
Schedule 4.13	Employee Benefits
Schedule 4.14	Environmental Matters
Schedule 4.15	Tax Matters
Schedule 4.16	Certain Developments
Schedule 5.12	Adverse Changes of Purchasers
Schedule 10.1(g)	Consents

Note: the inclusion of any matter on a Schedule shall not affect the treatment or characterization of such matter in accordance with Article II. In the event of any ambiguity, the provisions of Article II shall prevail.

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EXHIBITS

Exhibit	Name

Exhibit 3.3(a)	Form of Master Bill of Sale

Exhibit 3.3(b)	Form of Assignment and Assumption of Contracts

Exhibit 3.3(c)	Form of Assignment and Assumption of Intangible Assets

Exhibit 3.3(g)	Form of Business Capabilities Certificate

Exhibit 4.21	Initial DIP Budget

Exhibit 6.3(a)	Form of Sale Motion

Exhibit 6.3(b)	Form of Termination Fee Motion

Exhibit 6.3(c)	Form of Transfer Order [To be provided to the Bankruptcy Court]

Exhibit 6.3(d)	Form of Termination Fee Order

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of February 11, 2011, is by and among SEAHAWK DRILLING, INC., a Delaware corporation (“Seahawk Parent”), SEAHAWK GLOBAL HOLDINGS LLC, a Delaware limited liability company (“Seahawk Global Holdings”), SEAHAWK MEXICO HOLDINGS LLC, a Delaware limited liability company (“Seahawk Mexico Holdings”), SEAHAWK DRILLING MANAGEMENT LLC, a Delaware limited liability company (“Seahawk Drilling Management”), SEAHAWK DRILLING LLC, a Delaware limited liability company (“Seahawk Drilling”), SEAHAWK OFFSHORE MANAGEMENT LLC, a Delaware limited liability company (“Seahawk Offshore Management”), ENERGY SUPPLY INTERNATIONAL LLC, a Delaware limited liability company (“Energy Supply International”), SEAHAWK DRILLING USA LLC, a Delaware limited liability company (“Seahawk USA”), SD DRILLING LLC, a Delaware limited liability company (“Newco”), and Hercules Offshore, Inc., a Delaware corporation (“Hercules Parent”). Seahawk Parent, Seahawk Global Holdings, Seahawk Mexico Holdings, Seahawk Drilling Management, Seahawk Drilling, Seahawk Offshore Management, Energy Supply International, and Seahawk USA may be referred to in this Agreement collectively as the “Sellers” and individually as a “Seller.” Newco and Hercules Parent may be referred to in this Agreement collectively as the “Purchasers” and individually as a “Purchaser.” Sellers and Purchasers may be referred to in this Agreement collectively as the “Parties” and individually as a ”Party.”

RECITALS

WHEREAS, Sellers are engaged in the business of owning and operating jackup rigs located in the United States (the “Rigs”) that provide contract offshore drilling services to the oil and natural gas exploration and production industry in the Gulf of Mexico (the “Business”);

WHEREAS, Sellers have filed or will file voluntary petitions (the “Petitions”) for relief commencing bankruptcy cases (the ”Bankruptcy Cases”) under Chapter 11 of title 11 of the United States Bankruptcy Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the ”Bankruptcy Court”) or such other court as the Parties may mutually agree;

WHEREAS, subject to the approval of the Bankruptcy Court, Sellers each desire to sell to Purchasers, and Purchasers desire to acquire from Sellers, all or substantially all of the property, assets, rights, and privileges of Sellers related to, used in, or otherwise associated with the operation of the Business on the terms and subject to the conditions set forth in this Agreement, pursuant to the Transfer Order, and in accordance with the Bankruptcy Code and for the purpose of facilitating the confirmation of a Plan of Reorganization;

NOW THEREFORE, in consideration of the premises and mutual agreements, benefits, representations, warranties, and covenants of the Parties contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound subject to the terms and conditions hereof and approval of the Bankruptcy Court, the Parties each agree as follows:

Asset Purchase Agreement

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Definitions and Interpretation. Unless otherwise expressly provided to the contrary in this Agreement (a) capitalized terms used herein shall have the meanings set forth in Section 1.1 of Schedule 1.1, unless the context otherwise requires and (b) this Agreement shall be interpreted in accordance with the provisions set forth in Section 1.2 of Schedule 1.1.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement and the Transfer Order, at the Closing, Sellers shall sell, convey, assign, transfer, and deliver to Purchasers, and Purchasers shall purchase, acquire, and accept from each Seller, free and clear of any interest in such property as provided by 11 U.S.C. §363(f), all of Sellers’ right, title, and interest in and to all of the property, assets, rights, and privileges of Sellers related to, used in, held for use in, or otherwise associated with the operation of the Business, whether real, personal, or mixed, tangible or intangible, of every kind and description and wherever located, whether identified in the Transfer Order Schedules, whether accrued, contingent or otherwise, other than the Excluded Assets (collectively, the “Purchased Assets”), including the following:

(a) Rigs. Subject to Section 2.9, the jackup Rigs listed on Schedule 2.1(a), each of which is located in the United States of America (the “Transferred Rigs”);

(b) Contracts. All of the interests, rights, Claims, and benefits arising or accruing to any of Sellers under any Contracts to which a Seller is a party or has or may acquire a benefit and that relate to the Purchased Assets or Business, including the Contracts listed in Schedule 2.1(b), to the extent Sellers’ interest in any such Contract is assignable, but subject to the rights of Purchasers not to assume specified Contracts as contemplated by Section 2.3(a) (after taking into account all of the foregoing, the “Assigned Contracts”);

(c) Equipment. All furniture, equipment, computers, computer equipment, machinery, tools, hand tools, spare parts, test equipment, supplies, inventory, office supplies, telephones, and all other tangible personal property of every kind and description insofar as any of the foregoing relates to the operation of the Purchased Assets or Business (the ”Equipment”), including the Equipment listed in Schedule 2.1(c).

(d) Rolling Stock. All automobiles, vans, trucks, trailers, and other motorized and similar vehicles and stock of every kind, whether owned or leased, used in the operation of the Purchased Assets or Business, including as listed in Schedule 2.1(d);

(e) Additional Tangible Assets. All other Tangible Personal Property of every kind used in the operation of the Purchased Assets or Business, together with any rights appurtenant thereto, including any express or implied warranty by the manufacturer, vendor, or lessor of any such Tangible Personal Property;

Asset Purchase Agreement

(f) Accounts and Notes Receivable. All trade accounts receivable, notes receivable, and other rights of Sellers to payment from customers and other third parties and other amounts due from customers and other third parties or that become due, including all assets constituting working capital, that relate to or arise from the operation of the Purchased Assets or Business;

(g) Insurance Benefits. All insurance benefits arising from or related to the Purchased Assets, Business, and Assumed Liabilities;

(h) Cash. All cash and cash equivalents, securities, money on deposit with banks, certificates of deposit, and short-term investments (if any) of Sellers;

(i) Prepaid Deposits and Expenses. Any deposits and prepaid expenses (paid to or by Sellers), Claims for refunds, and rights of set off related to the Purchased Assets or Business;

(j) Claims and Warranties. Any and all Claims, warranties, reimbursements, and indemnities against third parties relating or attributable to the Business, the Purchased Assets, or the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or non-contingent;

(k) Permits. Any and all Permits, including pending applications or filings therefor and renewals thereof, of every kind under which any of Sellers has or may acquire any benefits or rights, or by which any of Sellers or any of the Purchased Assets may be subject or bound, or that relate to or are used or held for use in the operation of the Purchased Assets or Business (collectively, the ”Assigned Permits”);

(l) Intangible Assets. Any and all customer and supplier relationships, and other Intangible Personal Property of every kind (other than the Computer Software, Trademark Intellectual Property and Website Intellectual Property, and uniform resource locator addresses, trade dress, logos, slogans, symbols and corporate names that constitute Intellectual Property) that relate to or are used in the operation of the Purchased Assets or Business, together with all rights appurtenant thereto (the ”Assigned Intangible Assets”);

(m) Books and Records. Original copies of the Transferred Rig Documents, Assigned Contracts, Assigned Permits, and Assigned Intangible Assets and photocopies of the other Books and Records (collectively, the “Transferred Books and Records”);

(n) Other Assets. To the extent not otherwise enumerated in this Section 2.1, all other tangible or intangible assets, rights, privileges, benefits, Claims, and interests of a Seller, whether real, personal or mixed, of every kind and description and wherever located, that relate to, used in or held for use in the operation of the Purchased Assets or Business.

2.2 Excluded Assets. Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement or other Transaction Documents, the Purchased Assets shall not include, and Purchasers will not acquire any interest in or purchase the following assets which shall remain the property of the applicable Seller (collectively, the “Excluded Assets”):

Asset Purchase Agreement

(a) Transaction Rights. All rights of Sellers under this Agreement and the other Transaction Documents, and all cash and non-cash consideration (including the Hercules Shares and the Cash Payment) payable or deliverable to, or on behalf of, Sellers by Purchasers pursuant hereto and thereto;

(b) Rigs. Any Rig that is deemed to be an Excluded Asset pursuant to Section 2.9, together with all of the Equipment located on each such Rig;

(c) Contracts. Any and all of the interests, rights, Claims, and benefits arising or accruing to any of Sellers under any Contract (including any Lease) that is not an Assigned Contract, including those Contracts listed in Schedule 2.2(c);

(d) Permits. Any and all rights of Sellers under any Permit that is not an Assigned Permit;

(e) Insurance Benefits. Any and all insurance benefits arising from or relating to (i) Excluded Assets and Retained Liabilities, (ii) Claims made by Sellers prior to the Closing with respect to the Purchased Assets and Business, and (iii) the matters set forth in Schedule 2.2(e);

(f) Books and Records. The original copies of all of the Books and Records, other than the original copies of the Transferred Rig Documents, Assigned Contracts, Assigned Permits, and Assigned Intangible Assets (which shall be provided to Purchasers pursuant to Section 2.1(m) and of which Sellers may retain photocopies), and any Books and Records of Sellers (i) that are not permitted to be transferred to Purchasers under applicable Law, (ii) that constitute charters, bylaws, limited liability company agreements, minute books, stock transfer records, and other records related to the corporate governance of Sellers, and (iii) all other books and records of Sellers that do not relate primarily to the Purchased Assets, Transferred Employees, or Business (collectively, the “Retained Books and Records”);

(g) Third Party Property. Any improvements, equipment, inventory and any other tangible personal property located at the Leased Real Property or on the Transferred Rigs as of the Closing Date that are not owned by or leased to Sellers; and

(h) Equity Interests. Any Equity Interest in any Seller or any direct or indirect subsidiary of a Seller;

(i) Bankruptcy Claims. Any and all Claims or rights of Sellers arising under chapter 5 of the Bankruptcy Code;

(j) Pride Claims. Any and all Claims or rights of Sellers or any Affiliate thereof against Pride or any Affiliate thereof;

(k) Claims and Warranties. Any and all Claims, warranties, reimbursements, and indemnities of Sellers, whether choate or inchoate, known or unknown, contingent or non-contingent with respect to the matters set forth in Schedule 2.2(k);

Asset Purchase Agreement

(l) Leased Real Property. All leasehold interests in the real property listed in Schedule 2.2(l) (the ”Leased Real Property”), together with all Real Property Rights related thereto and all Improvements and Tangible Personal Property located at, under, or on such Leased Real Properties or otherwise related thereto;

(m) Intellectual Property. The Intellectual Property constituting:

(i) Sellers’ software programs, tools, kits, and any content or related documentation or third party or open source code embedded therein, either locally stored on Sellers’ computers or remotely accessed by Sellers, that is owned or made available to Sellers and is used in, held for use in, or is necessary for the operation of the Purchased Assets or Business or otherwise, and any upgrades, updates, releases, fixes, enhancements, or modifications thereto, and all written materials and specifications applicable thereto (collectively, the “Computer Software”);

(ii) the name “Seahawk Drilling” and the mark “Seahawk Drilling” and any other registered or unregistered trademarks, trade names, service marks, domain names, and email addresses, including the term “Seahawk”, used or held for use in the Business (collectively, the ”Trademarks”), and any and all goodwill associated with the Business embodied in the Trademarks, and any and all rights of Sellers with respect to the Trademarks (collectively, the “Trademark Intellectual Property”);

(iii) Sellers’ internet website located at www.seahawkdrilling.com and any derivations thereof (collectively, the “Website”) and all intellectual property rights that may exist or arise in connection with the Website, including all Underlying Technology (collectively, the “Website Intellectual Property”); and

(iv) uniform resource locator addresses, trade dress, logos, slogans, symbols and corporate names.

(n) Goodwill. Any goodwill and going concern value related to the Business; and

(o) Accounts and Notes Receivable. The trade accounts receivable, notes receivable, and other rights of Sellers to payment from, and other amounts due or that become due, including all assets constituting working capital, that relate to Blake International USA Rigs, LLC or any Affiliate thereof.

2.3 Transfer of Contracts and Permits.

(a) At least three Business Days prior to the Closing Date, Purchasers may designate any Contracts that would otherwise be an Assigned Contract as a Contract to be excluded from the Purchased Assets for purposes of Section 2.1(b). Any such designation by Purchasers shall not reduce Purchaser’s assumption of any working capital liabilities pursuant to Section 2.7(a), unless both (i) such working capital liability was incurred pursuant to such designated Contract and (ii) such working capital liability is not attributable to goods and services provided to the Business prior to the Closing, in which case such working capital liability shall not be assumed under Section 2.7(a).

Asset Purchase Agreement

(b) Notwithstanding anything herein to the contrary, this Agreement shall not constitute an assignment to Purchasers of (and Purchasers shall not assume any rights or obligations under) any Contract or Permit if an attempted assignment thereof, without the Consent of a Governmental Authority or other third party thereto, would constitute a breach of the Contract or Permit, unless such Consent has been received or such assignment is otherwise authorized and permitted by the Transfer Order or other Order of the Bankruptcy Court. The Transfer Order shall provide that any Assigned Contracts that are executory contracts shall be assumed by Sellers and assigned to Purchasers at the Closing, and Sellers shall pay all pre-Closing cure amounts under Assigned Contracts required to be so paid by the Bankruptcy Court in connection with such assumptions by Sellers (the “Cure Amounts”). The Sellers shall use their commercially reasonable efforts to advise the Purchasers promptly in writing with respect to any Contract or Permit that Sellers’ Know or have substantial reason to believe shall not or may not be subject to assignment to Purchasers hereunder. Without in any way limiting Sellers’ obligations to obtain all Consents necessary for the sale, transfer, assignment and delivery of the Assigned Contracts and Assigned Permits and the other Purchased Assets to Purchasers hereunder, if any such Consent is not obtained or if such assignment is not permitted irrespective of Consent and the Closing hereunder is consummated, Sellers shall use commercially reasonable efforts to continue to promptly seek Consent or other approval for the sale, transfer, assignment and delivery thereof; provided, that in no circumstance shall any such obligation of Sellers extend beyond the date that Sellers’ Plan of Reorganization is confirmed by the Bankruptcy Court and has become effective.

2.4 Aggregate Consideration. Subject to the other terms of this Agreement, the aggregate consideration for the Purchased Assets shall consist of (a) 22,321,425 shares of Hercules Common Stock (the “Hercules Shares”) and (b) cash in an amount equal to $25,000,012 (the “Cash Payment” and, together with the Hercules Shares, the “Aggregate Consideration”).

2.5 Pre-Closing Adjustment to Base Aggregate Consideration.

(a) Not more than six (6) Business Days nor less than three (3) Business Days prior to the Closing Date, Sellers shall deliver to Purchasers a certificate of an authorized officer setting forth Sellers’ good faith estimate, as of the Closing Date, of Net Working Capital (the “Estimated Net Working Capital”). Such statement shall include separate estimates, as of the Closing Date, for (1) cash and cash equivalents included in the Purchased Assets, (2) the amount of outstanding accounts receivable included in the Purchased Assets and (3) the amount of current liabilities to be assumed pursuant to Section 2.7(a).

(b) If the Estimated Net Working Capital is greater than $4,000,000 (the “Net Working Capital Target”), then the number of Hercules Shares shall be increased by the number of shares (rounded to the nearest whole share) of Hercules Common Stock equal to the quotient of (A) such excess, divided by (B) 3.36. If the Net Working Capital Target is greater than the Estimated Net Working Capital, then the number of Hercules Shares shall be decreased by the number of shares (rounded to the nearest whole share) of Hercules Common Stock equal to the quotient of (A) such excess, divided by (B) 3.36.

Asset Purchase Agreement

(c) At the Closing, the Aggregate Consideration (and its components) payable by Purchasers pursuant to Section 2.4 shall be further adjusted as follows:

(i) if the outstanding principal amount of the DIP Loan and accrued interest thereon as of the Closing Date (the “Closing DIP Amount”) is greater than $25,000,012 (the “Original DIP Amount”), then (1) the Cash Payment shall be increased dollar-for-dollar by the amount of the difference, up to, and in any event not more than, $20,000,000, between the Closing DIP Amount less the Original DIP Amount (such allowed difference, the “Excess DIP Amount”) and (2) the number of Hercules Shares shall be reduced by the number of shares (rounded to the nearest whole share) of Hercules Common Stock equal to the quotient of (A) the Excess DIP Amount, divided by (B) 3.36;

(ii) the number of Hercules Shares shall be reduced by the number of shares (rounded to the nearest whole share) of Hercules Common Stock equal to the quotient of (A) the aggregate amount, if any, of Rig Loss Value and Rig Repair Costs claimed under Section 2.9, divided by (B) 3.36; and

(iii) with respect to COBRA coverage for Seller Employees, (1) the Aggregate Consideration shall be reduced by $1,200,000.00 and (2) either, as determined by Purchasers in their sole discretion, (A) the Cash Payment shall be reduced by $1,200,000.00 or (B) the number of Hercules Shares shall be reduced by the number of shares (rounded to the nearest whole share) of Hercules Common Stock equal to $1,200,000 divided by 3.36.

2.6 Payment of Aggregate Consideration. At the Closing and against delivery of the items specified in Section 3.3, Purchasers shall pay and deliver to Sellers the Aggregate Consideration, as adjusted, as consideration for all of the Purchased Assets.

2.7 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement and the Transfer Order, at the Closing, Sellers agree to assign and transfer to Purchasers, and Purchasers agree to accept, assume, pay, perform, discharge, and satisfy, each of the following Liabilities to the extent not previously paid, performed, discharged or satisfied (collectively, the “Assumed Liabilities”):

(a) Working Capital Liabilities. The current accounts payable of, and accruals for goods and services received by, Sellers as of the Closing Date attributable to the Purchased Assets; provided that, for purposes of clarity, such working capital liabilities shall exclude accounts payable to Blake International USA Rigs, LLC or its Affiliates. Nothing in this Section 2.7(a) shall be deemed to effect the assumption of any Contract that is not otherwise an Assigned Contract, but the assumption of liabilities under this Section 2.7(a) shall be subject to Section 2.3(a).

(b) Contracts. The Liabilities of Sellers under the terms of any Assigned Contract to the extent that such Liabilities are performance obligations, or otherwise attributable to the period, from and after the Closing;

(c) Permits. The Liabilities of Sellers under the terms of any Assigned Permit to the extent that such Liabilities are performance obligations, or otherwise attributable to the period, from and after the Closing;

Asset Purchase Agreement

(d) Claims relating to Assumed Liabilities. In the event Claims are filed in the Sellers’ Bankruptcy Cases on account on the Assumed Liabilities, Sellers shall provide Purchasers written notice of such filing within five (5) Business Days after their filing. Purchasers shall have the right to appear, defend and settle those Claims in the Bankruptcy Court. Notwithstanding the foregoing, Sellers shall be solely responsible for any Claims that exceed the amount of current liabilities assumed under Section 2.7(a) and included in the statement of Final Closing Net Working Capital; and

(e) Performance Bond. Purchasers shall either assume Sellers’ $2.0 performance bond in favor of the Texas general land office relating to the Seahawk 2008 Rig, or otherwise post their own performance bond such that such $2.0 performance bond may be terminated by Sellers.

2.8 Retained Liabilities.

(a) Subject to the terms of the Transfer Order, Sellers shall retain and be solely liable for and hereby expressly agree to retain any and all of their respective Liabilities not expressly assumed by Purchasers in Section 2.7 (collectively, the ”Retained Liabilities”), regardless of whether any such Retained Liability is disclosed herein or in any Schedule hereto, whether known or unknown, absolute or contingent, liquidated or unliquidated, whether due or to become due, and whether Claims with respect thereto are asserted before or after the Closing Date. Notwithstanding the preceding sentence, Retained Liabilities shall include the following:

(i) Transaction Liabilities. Any and all Liabilities of Sellers under the Transaction Documents;

(ii) Excluded Assets. Any and all Liabilities of Sellers with respect to the Excluded Assets;

(iii) Purchased Assets and Pre-Closing Business. Except as provided in Sections 2.7(a), 2.7(b), and 2.7(c), all Claims and Liabilities arising out of Sellers’ ownership, operation, use, or maintenance of the Purchased Assets or Business, as well as any matters arising from events occurring, conditions existing, or costs accruing prior to the Closing and Taxes;

(iv) Contracts. Except as provided in Sections 2.7(a) and 2.7(b), any and all Liabilities of Seller, including Cure Amounts, that relate to the Assigned Contracts to the extent any such Liability is performable or otherwise attributable to the period prior to the Closing;

(v) Permits. Except as provided in Sections 2.7(a) and 2.7(c), any and all Liabilities of Sellers that relate to the Assigned Permits to the extent any such Liability is performable or otherwise attributable to the period prior to the Closing;

(vi) Taxes. Any and all Liabilities of Sellers for Taxes that relate to (A) the ownership, operation, use, or maintenance of the Purchased Assets or Business prior to the Closing Date, or (B) any sales, use, transfer, or other similar Taxes imposed as a result of the consummation of the Contemplated Transactions or performance of the Transaction Documents;

Asset Purchase Agreement

(vii) Legal Proceedings. Any and all Liabilities of Sellers that relate to any Proceeding (A) involving the Purchased Assets or Business, including warranty, personal injury, breach of contract, failure to perform, infringement, noncompliance with Law, and tort Claims, that is (1) pending or threatened as of the Closing, or (2) commenced after the Closing but that arises out of or relate to any event, omission, or occurrence happening as of or prior to the Closing, or (B) set forth in Schedule 2.8(a)(vii);

(viii) Pride Claims. Any and all Liabilities of Sellers under agreements entered into among Seahawk Parent and Pride International, Inc. (“Pride”) at the time of Seahawk Parent’s spin-off from Pride effective August 4, 2009, including (i) any obligation to indemnify Pride and its Affiliates for Mexican tax liabilities associated with Seahawk Parent’s Mexican subsidiaries under that certain Tax Sharing Agreement dated August 4, 2009, between Seahawk Parent and Pride, part of which tax liabilities are supported by letters of credit from Pride, and any settlement with respect to such matters, and (ii) any and all Liabilities of Sellers (if any) to Pride and its Affiliates under such agreements resulting from the Contemplated Transactions;

(ix) Pride Wyoming. Any and all Liabilities of Sellers relating to the loss of the Pride Wyoming Rig, including salvage and wreckage removal costs and any third party damage Claims and any continuing Liability under applicable Law relating to the Pride Wyoming Rig;

(x) FCPA Investigation. Any and all Liabilities of Sellers, including for purposes of clarity any and all fines and penalties (if any), of Sellers with respect to violations, alleged violations, and investigations for alleged potential or actual violations by Sellers and any of their respective Affiliates of the U.S. Foreign Corrupt Practices Act;

(xi) Environmental Liabilities. Any and all Liabilities of Sellers with respect to any violation of Law including those arising from (A) the release, threatened release, presence, treatment, storage, disposal (including disposal at off site locations), handling, transportation or arrangement for transportation of hazardous substances prior to the Closing, (B) any failure of Sellers to comply in any respect with Environmental, Health, and Safety Laws prior to the Closing, and (C) any facts, events, or circumstances in existence prior to the Closing that give rise to Liabilities pursuant to Environmental, Health, and Safety Laws;

(xii) Employee Benefit Plans. Any and all Liabilities of Sellers, fiduciaries or ERISA Affiliate under any Employee Benefit Plan maintained or contributed to by any Seller, fiduciary or any ERISA Affiliate or with respect to which any Seller, fiduciary or ERISA Affiliate has any Liability, whether prior to, on, or after the Closing, including any (a) failure to comply with all applicable Laws, (b) liability with respect to audits, inquiries, Proceedings, or Claims with any Governmental Authority with respect to any Employee Benefit Plan, (c) participation in any “multiemployer” plan (within the meaning of Section 3(37) of ERISA, whether or not governed by the provisions of ERISA) or withdrawal liability with respect to any multiemployer plan, (d) required employer contributions with respect to the Employee Benefit Plans, (e) accumulated funding deficiency, (f) Lien under ERISA or Section 412 of the Code, or (g) the termination of, or intent to terminate, any Plan;

Asset Purchase Agreement

(xiii) Employees. Any and all Liabilities of any nature of Sellers or any fiduciary or ERISA Affiliate to Seller Employees, including Liabilities with respect to (a) any Contract, plan or policy, (b) wages, withholdings, overtime pay, minimum wage, employment Tax, vacation, sick pay, bonuses, severance pay, retirement, or other compensation, (c) benefits under Employee Benefit Plans, (d) the Worker Adjustment and Retraining Notification Act (WARN) of August 4, 1988 or equivalent state or local statutory or regulatory requirements, (e) any collective bargaining agreement or obligation or requirement under the National Labor Relations Act, (f) reporting, filing, hiring or other employment obligations with the Office of Federal Contract Compliance Programs, (g) all immigration related obligations, including all requirements of the Immigration Reform and Control Act of 1986, (h) any governmental or administrative proceeding for the enforcement of labor and employment laws and regulations, and (i) all other employment and employment related federal, state and local statutes, regulations, administrative requirements, common laws, and public policies;

(xiv) Intercompany Liabilities. Any and all Liabilities of Sellers for intercompany advances, charges, or accounts payable of any kind or nature;

(xv) Bankruptcy Claims. Any and all Claims filed against Sellers in their respective Bankruptcy Cases, except for the Assumed Liabilities, as limited in Section 2.7(a);

(xvi) Broker Fees. Any and all fees, commissions, and other compensation to any broker, finder, or agent retained by any Seller as contemplated by Section 4.22.

(b) The Retained Liabilities shall constitute Claims and alleged Claims in the Sellers’ Bankruptcy Cases; provided, however, that nothing herein shall create any rights in favor of the holders of such Claims and alleged Claims or create any priority right of payment.

2.9 Casualty Losses.

(a) If, between the date of this Agreement and the Closing, there is an actual casualty loss to any Transferred Rig in which the cost to recover, salvage, and repair such Transferred Rig to the state of condition and repair existing for such Transferred Rig as of the date of this Agreement (collectively, the “Rig Repair Costs”) exceeds the casualty loss value ascribed to such Rig in Schedule 2.9 (the “Casualty Loss Amount”), or any such loss by seizure, forced sale or other involuntary transfer (any of such events, as determined by a qualified, independent marine surveyor based in Louisiana or Texas, and reasonably acceptable to Sellers and Purchasers, a “Casualty Loss”), then, if so directed by Purchaser in its sole discretion, the subject Transferred Rig shall be deemed an Excluded Asset and shall not be sold to Purchasers hereunder, and the Aggregate Consideration shall be reduced by an amount equal to the rig loss value ascribed to such Transferred Rig in Schedule 2.9 (the “Rig Loss Value”), and such reduction shall be effected through a reduction in the number of Hercules Shares in accordance with Section 2.5(c)(ii). If, between the date of this Agreement and the Closing, any Rig is damaged (other than ordinary wear and tear), but such damage is less than the Casualty Loss Amount, then the number of Hercules Shares shall be reduced in accordance with Section 2.5(c)(ii); provided, however, that for the avoidance of doubt in no event shall any such reduction in the number of Hercules Shares be made for ordinary wear and tear occurring prior to the Closing. The Purchasers and the Sellers shall cooperate with each other and work together to

Asset Purchase Agreement

determine the amount of any such Rig Repair Costs. If the Parties are unable to agree on such Rig Repair Costs within five Business Days after Sellers notify the Purchasers of the damage to the Rig, the Parties shall submit the issue to GL Noble Denton or, if such firm is unable or unwilling to serve, to another Person mutually acceptable to the Parties (the “Appraiser”). Sellers and Purchasers shall each submit to the Appraiser their proposed Rig Repair Costs together with support calculations and documentation with respect thereto. The Appraiser shall, within 15 days following receipt of both proposals, advise the Parties as to its determination of the Rig Repair Costs. The final value of such costs of recovery, salvage and repairs as determined in this Section 2.9 shall be the “Rig Repair Costs” for purposes of this Agreement. The costs of retaining the Appraiser shall be borne equally by Sellers and Purchasers. Sellers shall provide Purchasers with prompt notice of any such casualty loss or damage.

(b) The provisions of this Section 2.9 shall be applied with respect to all casualty losses or damage suffered by any Transferred Rig and, notwithstanding any other provision of this Agreement, the Parties shall be required to proceed with the Closing regardless of any such casualty loss or damage to any such Transferred Rig, subject to the other terms and conditions for the Closing, provided, further that in no event shall any casualty loss or damage to which this Section 2.9 applies constitute a breach of any other provision of this Agreement (including the provisions in Article VI) by Sellers or be aggregated with any other actions, omissions, or failures of Sellers in the determination of any breach of this Agreement by Sellers (including the provisions in Article VI), and for the avoidance of doubt no such casualty loss or damage shall in any way be considered in the determination of a termination of this Agreement under Section 11.1.

2.10 Post-Closing Adjustment.

(a) Not more than twenty (20) days after the Closing Date, Purchasers shall deliver to Sellers a certificate of an authorized officer setting forth Purchasers’ calculation, as of the Closing Date, of the Net Working Capital (the “Proposed Closing Net Working Capital”). Such statement shall include separate line items, as of the Closing, for (i) cash and cash equivalents included in the Purchased Assets, (ii) the amount of outstanding accounts receivable included in the Purchased Assets, and (iii) the amount of Assumed Liabilities described in Section 2.7(a).

(b) If within ten (10) days following delivery of the Proposed Closing Net Working Capital calculation Sellers have not given Purchasers written notice of their objection to the Proposed Closing Net Working Capital calculation (which notice shall state the basis of Sellers’ objection(s)), then the Proposed Closing Net Working Capital calculated by Purchasers (or any portion of the calculation to which Sellers do not object) shall constitute the “Final Closing Net Working Capital,” shall be binding and conclusive on the Parties.

(c) If Sellers give Purchasers timely notice of objection, and if Sellers and Purchasers fail to resolve the issues outstanding with respect to the Proposed Closing Net Working Capital within ten (10) days of Purchasers’ receipt of Sellers’ objection notice, Sellers and Purchasers shall submit the issues remaining in dispute to the Houston office of Deloitte LLP (the “Independent Accountants”) for resolution. If for any reason the Houston office of Deloitte LLP is unwilling to act as the Independent Accountants, the Independent Accounts shall

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be such other recognized national or regional independent accounting firm mutually acceptable to Purchasers and Sellers.

(d) If issues are submitted to the Independent Accountants for resolution, (1) Seller and Purchasers shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that Party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; and (2) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Purchasers within twenty (20) days of the submission to the Independent Accountants of the issues remaining in dispute, shall constitute the “Final Closing Net Working Capital,” shall be final, binding and conclusive on the Parties and shall be used in computing the Adjustment Amount. The costs and fees related to such determination by the Independent Accountants, including the costs relating to any negotiations with the Independent Accountants with respect to the terms and conditions of such Independent Accountants’ engagement, will be shared equally by Purchasers and Sellers.

(e) If the Final Closing Net Working Capital is greater than the Estimated Net Working Capital then within five (5) Business Days of such Final Closing Net Working Capital being provided to the Purchasers, the Purchasers shall issue to Sellers the number of shares (rounded to the nearest whole share) of Hercules Common Stock equal to the quotient of (A) such excess, divided by (B) 3.36, provided that, in no event shall Purchasers be required to issue more than an aggregate of 22,321,425 shares of Hercules Common Stock pursuant to this Agreement, and if Purchasers would otherwise be required, but for this proviso, to issue more shares, then such additional amount owed to Sellers shall be paid in cash in an amount equal to the number of shares exceeding 22,321,425 multiplied by $3.36. If the Estimated Net Working Capital is greater than the Final Closing Net Working Capital, then the Sellers shall return to Purchasers for cancellation the number of Hercules Shares (rounded to the nearest whole share) equal to the quotient of (A) such excess, divided by (B) 3.36.

ARTICLE III

CLOSING

3.1 Closing. Provided that this Agreement shall not have been earlier terminated pursuant to Section 11.1, and further provided that all of the conditions set forth in Sections 10.1 and 10.2 to the obligations of the Parties to consummate the Contemplated Transactions (other than conditions with respect to actions each Party will take at the Closing itself) shall have been satisfied or waived, the closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of Fulbright & Jaworski L.L.P. at 1301 McKinney, Suite 5100, Houston, Texas 77010 commencing at 11:00 a.m. Central Time on the date that is no earlier than the first Business Day that the Transfer Order has become a Final Order, but no later than the third (3rd) Business Day following such date, or such other date or location as Purchasers and Sellers may mutually agree to in writing (the ”Closing Date”).

3.2 Risk of Loss. The risk of damage, destruction, or other casualty loss to or of the Purchased Assets shall remain with Sellers from and after the execution of this Agreement until

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11:59 p.m. on Closing Date, at which time Sellers shall place Purchasers in possession of the Purchased Assets. From and after the Closing, all risk of damage, destruction, or other casualty loss to or of the Purchased Assets shall be borne solely by Purchasers and to the fullest extent permitted by Law, Purchasers agree jointly and severally to indemnify, defend and hold Sellers and their respective officers, directors, equity owners, and agents harmless from against any and all Claims and pay any and all Damages (including for personal injury, property damage or loss, and third party suits) attributable to the Purchased Assets and arising from events first occurring or conditions first existing from and after the Closing.

3.3 Deliveries of Sellers. At the Closing, Sellers will deliver (or cause to be delivered) to Purchasers each of the following items:

(a) Master Bills of Sale. One or more Master Bills of Sale, each substantially in the form of Exhibit 3.3(a), duly executed by the appropriate Seller or Sellers and dated as of the Closing Date;

(b) Assignments and Assumptions of Contracts. One or more Assignments and Assumptions of Contracts, each substantially in the form of Exhibit 3.3(b), duly executed by the appropriate Seller or Sellers and dated as of the Closing Date;

(c) Assignments and Assumptions of Intangible Assets. One or more Assignments and Assumptions of Intangible Assets, each substantially in the form of Exhibit 3.3(c), duly executed by the appropriate Seller or Sellers and dated as of the Closing Date;

(d) Maritime Documents. Any and all certificates, documents or instruments required by the National Vessel Documentation Center, United States Coast Guard, or Vanuatu Maritime Services Ltd. and/or the Office of the Deputy Commissioner of Maritime Affairs, The Republic of Vanuatu, to transfer title of the Transferred Rigs from Sellers to Purchasers, including recordable bills of sale, mortgage releases, class certificates, and requests for permission to sell Transferred Rigs.

(e) Officer’s Certificates. A certificate from Seahawk Parent duly executed by an authorized officer thereof certifying as to the fulfillment of each condition specified in Sections 10.1(a) and 10.1(b) and dated as of the Closing Date;

(f) Bankruptcy Order. A certified copy of a Transfer Order confirming the Bankruptcy Court’s approval of the Contemplated Transactions and this Agreement;

(g) Business Capabilities Certificate. A certificate substantially in the form of Exhibit 3.3(g), duly executed by an authorized officer of Seahawk Parent and dated as of the Closing Date;

(h) Corporate Authorizations. Copies of the resolutions of each Seller, certified by the Secretary or Assistant Secretary thereof as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which such Seller is a party and the consummation of the

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Contemplated Transactions (in each case to the extent required by such Seller’s Organizational Documents); and

(i) Miscellaneous. Any and all other documents, instruments, or agreements contemplated by this Agreement or as are necessary or appropriate or reasonably requested by Purchasers to fully consummate the Contemplated Transactions, in each case in form and substance reasonably satisfactory to Purchasers, duly executed, and dated as of the Closing Date.

3.4 Deliveries of Purchasers. At the Closing, Purchasers will deliver (or cause to be delivered) to Sellers each of the following items:

(a) Aggregate Consideration.

(i) Cash Payment. The Cash Payment, against delivery of the items specified in Section 3.3 and in accordance with Section 2.6;

(ii) Hercules Share Certificates. Certificates, dated as of the Closing Date, registered in the name of any one or more of Sellers representing, or a book entry advice statement showing Sellers as the registered holders of, the aggregate number of the Hercules Shares; such Hercules Shares shall be distributed to Escrow Agent, who shall hold and distribute the Hercules Shares in accordance with Orders of the Bankruptcy Court, such shares to have a legend as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, DISTRIBUTED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT OR OTHER PERSON FOR WHICH IT HAS ACQUIRED SUCH SECURITIES, TO OFFER, SELL, DISTRIBUTE OR OTHERWISE TRANSFER SUCH SECURITIES ONLY (A) TO THE ISSUER, (B) TO THE EXTENT THAT SUCH SECURITIES ARE DISTRIBUTED BY SEAHAWK DRILLING INC. AND/OR ITS AFFILIATED DEBTORS IN THE BANKRUPTCY CASES CAPTIONED “            ”, PURSUANT TO 11 U.S.C. § 1145(a) TO A PERSON THAT IS NOT DEEMED AN UNDERWRITER PURSUANT TO 11 U.S.C. § 1145(b), (C) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S RIGHT PRIOR TO ANY SUCH OFFER, SALE, DISTRIBUTION OR TRANSFER PURSUANT TO CLAUSE (C) OR (D), TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO IT.

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In addition, until the amount of the Final Net Working Capital has been determined and paid in accordance with Section 2.10, such shares shall also have a legend as follows (provided that, after Purchasers have delivered the certificate setting forth the Proposed Closing Net Working Capital, Sellers may request removal of such legend, and Purchasers shall deliver shares to Sellers with such legend removed, on the number of Hercules Shares that exceeds the quotient of (x) the amount that the Aggregate Consideration would be reduced pursuant to Section 2.10 if the Proposed Closing Net Working Capital were the Final Closing Net Working Capital, divided by (y) $3.36):

THE SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THE TERMS OF, AND THE HOLDER HEREOF IS SUBJECT TO CERTAIN OTHER OBLIGATIONS PURSUANT TO, THE PROVISIONS OF AN ASSET PURCHASE AGREEMENT, DATED AS OF FEBRUARY 11, 2011, AMONG SEAHAWK DRILLING INC., CERTAIN OF ITS AFFILIATES, SD DRILLING LLC AND HERCULES OFFSHORE, INC., AS THE SAME MAY BE AMENDED IN ACCORDANCE WITH ITS TERMS. A COPY OF SUCH ASSET PURCHASE AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF HERCULES OFFSHORE INC.

(b) Maritime Documents. Any and all certificates, documents or instruments required by the National Vessel Documentation Center, United States Coast Guard, or Vanuatu Maritime Services Ltd. and/or the Office of the Deputy Commissioner of Maritime Affairs, The Republic of Vanuatu, to reregister the Transferred Rigs in the name of the Purchaser, including applicable forms (CG-1258, and Vanuatu forms A-1, A-3, A-10 and A-21), Power of Attorney or Officer’s certificate, good standing certificate, certificates of insurance, IMO company number (to the extent required), advice of radio accounting authority of coverage of the Transferred Rigs, ISM & ISPS certificates (to the extent required), and payment of re-registration fees.

(c) Officer’s Certificates. A certificate of each Purchaser duly executed by an authorized officer thereof certifying as to the fulfillment of each condition specified in Sections 10.2(a) and 10.2(b) and dated as of the Closing Date;

(d) Corporate Authorizations. Copies of the resolutions of each Purchaser, certified by the Secretary or Assistant Secretary thereof as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Transaction Documents to which it is a party and the consummation of the Contemplated Transactions and the Transaction Documents to which it is a party (in each case to the extent required by such Purchaser’s Organizational Documents);

(e) Certificates. With respect to each Purchaser, Certificates of Existence and Good Standing (or equivalent) issued by the jurisdiction of incorporation, formation, or organization of such Purchaser and dated within ten (10) days of the Closing Date;

(f) Business Capabilities Certificate. A certificate substantially in the form of Exhibit 3.3(g), duly executed by an authorized officer of Hercules Parent and dated as of the Closing Date; and

Asset Purchase Agreement

(g) Miscellaneous. Any and all other documents, instruments, or agreements contemplated by this Agreement or as are necessary or appropriate or reasonably requested by Sellers to fully consummate the Contemplated Transactions, in each case in form and substance reasonably satisfactory to Sellers, duly executed, and dated as of the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

As a material inducement to Purchasers to enter into this Agreement and consummate the Contemplated Transactions, Sellers, jointly and severally, represent and warrant to Purchasers that the statements contained in this Article IV are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing (unless any such representation or warranty speaks to an earlier date, in which case the statements contained in such representation or warranty will be correct and complete as of such date) as though made then and as though the Closing were substituted for the date of this Agreement throughout this Article IV; provided, that each of the representations below is subject to and qualified by the filing of the Petitions, the entry of the Transfer Order, and applicable Bankruptcy Law:

4.1 Organization.

(a) Seahawk Parent is a corporation, duly organized, validly existing, and in good standing under the Laws of the State of Delaware.

(b) Each of the Seahawk LLCs is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware.

(c) Each Seller is duly qualified or licensed to conduct its business as a foreign entity and is in good standing under the Laws of each jurisdiction where such qualification or license is required, except where the failure to be so qualified as would not, individually or in the aggregate, have a Material Adverse Effect.

4.2 Power and Authority.

(a) Each Seller has the requisite corporate or limited liability company, as applicable, power and authority necessary to own, lease, or operate its properties and assets and carry on its business as presently conducted. Sellers have the corporate or equivalent authorization necessary to file their respective Bankruptcy Cases. Upon the filing of the Petitions, each Seller intends to operate the Business as a debtor-in-possession subject to the authority of the Bankruptcy Court.

(b) Each Seller has the requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement, the Transaction Documents and the other documents contemplated hereby to which such Seller is a party, to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions.

4.3 Authorization. Each Seller has taken all corporate or limited liability company, as applicable, actions necessary to authorize the execution and delivery of this Agreement, the

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Transaction Documents and the other documents contemplated hereby to which such Seller is a party, the performance of such Seller’s obligations hereunder and thereunder, and the consummation of the Contemplated Transactions. Subject to the entry of the Transfer Order, this Agreement, the Transaction Documents, and the other documents contemplated hereby to which each Seller is a party have been duly authorized, approved, executed, and delivered by such Seller. Subject to the entry of the Transfer Order, this Agreement constitutes and, as of the Closing, the Transaction Documents and the other documents required to be executed and delivered by each Seller at the Closing will each constitute, a valid and legally binding obligation of such Seller and, assuming the due authorization, execution, and delivery thereof by the other parties hereto and thereto, enforceable against such Seller in accordance with its terms and conditions.

4.4 Noncontravention. Except as set forth on Schedule 4.4, neither the execution and delivery by any Seller of this Agreement, the Transaction Documents or any other documents contemplated hereby to which any of Sellers is a party, nor the performance by Sellers of their obligations hereunder or thereunder, nor the consummation by Sellers of the Contemplated Transactions, will (a) violate any provision of the Organizational Documents of any Seller, (b) violate any Permit, Law, Order, or other restriction of any Governmental Authority to which any Seller or any of the Purchased Assets is subject or bound, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel or require any notice under, or result in the creation of any Lien upon any of the Purchased Assets under any Assigned Contract to which any Seller is a party or by which any Seller or any of the Purchased Assets is subject or bound, or (d) subject to the entry of the Transfer Order and compliance with the HSR Act and any requirements under the securities Laws or the rules of any securities exchange, require any Seller to give any notice to, make any filing with, or obtain any Consent of any Governmental Authority or other third party, in each case in clauses (b), (c), and (d) except as would not, individually or in the aggregate, have a Material Adverse Effect.

4.5 Assets. Sellers own good and marketable title, free and clear of all Liens other than Permitted Encumbrances, to all of the properties and assets, including Purchased Assets, used in the conduct of the Business, including the Transferred Rigs, except for leased properties, leased assets, and third party property contemplated in Section 2.2(g). Immediately after the Closing, Purchasers shall have good and marketable title to all of the Purchased Assets, free and clear of all Liens to the fullest extent permitted by Bankruptcy Law. Except as set forth in Schedule 4.5, the Purchased Assets have been maintained in accordance with past practice, are in sufficient operating condition and repair (subject to normal wear and tear) suitable (i) with respect to the Rigs, for the performance of the Contracts under which they are currently or most recently leased, and (ii) with respect to the other Purchased Assets, for the purposes for which they are presently used.

4.6 Financial Statements.

(a) Sellers have delivered to Purchasers, and attached hereto as Schedule 4.6 is, the consolidated unaudited balance sheet of Sellers as of December 31, 2010 (the “Latest Balance Sheet”) and the related income statement for Sellers for the fiscal period ended December 31, 2010 (collectively, the “Financial Statements”). The Financial Statements

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(including the notes thereto, if any) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly in all material respects the financial condition of Sellers as of such date and the results of operations of Sellers for such period and are consistent with the books and records of Sellers, except for non-cash charges that may be made in accordance with GAAP.

(b) As of the date of this Agreement, (i) Seahawk Parent has timely made all SEC filings required to be made, (ii) all SEC Filings filed by Seahawk Parent, at the time filed, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the Sarbanes-Oxley Act of 2002, as applicable, and the rules and regulations of the SEC thereunder, (iii) no such SEC Report, at the time described above, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, and (iv) all financial statements contained or incorporated by reference in such SEC Reports complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of Seahawk Parent and its consolidated subsidiaries at and as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments consistent with prior periods). The SEC Reports included all certifications required to be included therein pursuant to Section 13a-14(a) and Section 13a-14(b) of the Exchange Act and the statements made by such certifications are true and correct.

4.7 Absence of Undisclosed Liabilities. Sellers do not have, and as of the Closing, will not have, any obligation or Liability (in any case, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due), other than: (i) Liabilities reflected on the face of the Latest Balance Sheet, (ii) Liabilities incurred in the Ordinary Course of Business (none of which is a Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of Law, environmental matter, claim or lawsuit or indebtedness for borrowed money), (iii) other Liabilities expressly disclosed (both by description and amount) on Schedule 4.7 or as specifically described in the SEC Reports filed before the date of this Agreement or (iv) non-cash charges in accordance with GAAP.

4.8 Legal Compliance. Except as set forth on Schedule 4.8 or as specifically described in the SEC Reports of Seahawk Parent filed before the date of this Agreement, the Business is in material compliance with all Laws applicable to the Business or any of the Purchased Assets. Except as disclosed on Schedule 4.8, no Proceeding or Claim has been received by any Seller or filed, commenced or, to the Knowledge of Sellers, threatened against any Seller, in each case with respect to the Business and the Purchased Assets, alleging a violation of or liability or potential responsibility under any such Law that has not been duly cured and for which there is no remaining Liability.

4.9 Litigation; Proceedings. Except as set forth on Schedule 4.9 or as specifically described in the SEC Reports filed before the date of this Agreement, there are no material

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Proceedings or Claims pending or, to Seller’s Knowledge, threatened against or affecting Sellers and relating to the Business or the Purchased Assets, or to which the Purchased Assets may be bound or affected, at Law or in equity, or before or by any Governmental Authority; none of Sellers are subject to any Order with respect to the Business or the Purchased Assets.

4.10 Permits. Schedule 4.10 contains a complete and accurate listing and summary description of all material Permits used by Sellers in the conduct of the Business. Except as indicated on Schedule 4.10, Sellers own or possess all right, title and interest in and to all of the Permits that are necessary to own and operate the Purchased Assets and to conduct the Business as presently conducted. Sellers are and have been in compliance with the material terms and conditions of all such Permits. No Claim has been made against any Seller alleging that such Seller has breached or violated any of the terms or conditions of any Permit in such manner (a) as would permit any other Person to cancel, terminate or materially amend any Permit or (ii) is reasonably likely to result in a penalty or fee. Sellers have taken all necessary action to maintain such Permits. No loss or expiration of any Permit is pending, or to Sellers’ Knowledge, threatened other than expiration by time in accordance with the terms thereof. The consummation of the Contemplated Transactions will not, except as disclosed on Schedule 4.10, require any Consent or renewal with respect to any Permit. The Assigned Permits constitute all of the Permits necessary to own and operate the Purchased Assets and to conduct the Business as presently conducted.

4.11 Rigs.

(a) The Transferred Rigs listed in Schedule 2.1(a) are the only Rigs used or held for use in the Business. At the Closing, the Rigs shall be free and clear of all Liens. Except as disclosed on Schedule 4.11(a), the Transferred Rigs are duly documented under the laws and flag of their respective flag state, solely in the name of one of the Sellers, and each Transferred Rig carries valid and current classification documentation and certificates, without recommendation. Except as disclosed on Schedule 4.11(a), all major repairs and maintenance have been performed and completed on each operating Transferred Rig in accordance with any applicable rules or requirements of the respective classification society.

(b) Each operating Transferred Rig is in satisfactory operating condition in all material respects for use under its applicable drilling Contract. Each Transferred Rig that is cold or warm stacked or otherwise not operating is safely afloat, or securely and safely jacked up. Prior to the date of this Agreement, Sellers have delivered to Purchasers (i) to the best of Sellers’ Knowledge, a complete list of Equipment identified by site, whether at a Rig or Sellers’ yard, at which such Equipment is located as of the date hereof, and (ii) copies of the maintenance records for each of the Rigs, and such records are accurate and complete in all material respects.

4.12 Employees. Except for the list of Claims set forth on Schedule 4.12, Sellers have complied in all material respects with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, and it does not have any material labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances). There are no unfair labor practice charges or complaints pending or, to the Knowledge of Sellers, threatened against any Seller or the Business that would

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have a Material Adverse Effect. No Seller is a party to, bound by, or negotiating any collective bargaining agreement or other labor union contract; and there are no current or, to the Knowledge of Sellers, threatened organizational campaigns, petitions or other unionization activities.

4.13 Employee Benefit Plans. No Employee Benefit Plan is or ever was subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code or Section 302 of ERISA. Sellers have no obligation to contribute to or any Liability or potential Liability (including actual or potential withdrawal Liability) with respect to any “multiemployer pension plan” (as defined in Section 3(37) of ERISA) or with respect to any employee benefit plan of the type described in Section 4063 or 4064 of ERISA or in Section 413(c) of the Code. With respect to each of the Employee Benefit Plans, all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements and accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued for on the books and records of the Company (and in such case will be subsequently made) and there is no unfunded Liability which is not reflected on the face of the Latest Balance Sheet (rather than the notes thereto). Except as set forth on Schedule 4.13, no Employee Benefit Plan provides health, medical, accident, life insurance or other “welfare-type” benefits with respect to current or former Seller Employees beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or other applicable state continuation coverage Law.

4.14 Environmental Matters. Except as set forth on Schedule 4.14, Sellers have not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated the Business or any property or facility (and no such property or facility is contaminated with such substance) so as to give rise to any Liability or corrective or remedial obligation under any Environmental, Health and Safety Laws as would have a Material Adverse Effect. Except as set forth on Schedule 4.14, Sellers and their predecessors are and have been in compliance with and have complied with all Environmental, Health and Safety Laws, and no Proceeding or Claim has been filed or commenced against Sellers alleging any failure to so comply, in each case as would have a Material Adverse Effect. Except as set forth on Schedule 4.14, Sellers have not, either expressly or by operation of law, assumed or undertaken any Liability of any other Person under any Environmental, Health and Safety Laws.

4.15 Tax Matters. Except as set forth on Schedule 4.15, (a) Sellers have timely filed (or joined in the filing of) all Tax Returns required by applicable Law to be filed by Sellers (taking into account any extensions of time within which to file); (b) all such Tax Returns were true, correct and complete in all respects; all Taxes owing by Sellers (whether or not shown on any Tax Return) have been paid; (c) any Liability of Sellers for Taxes not yet due and payable, or that is being contested in good faith in appropriate proceedings, has been adequately reserved for on the financial statements of Sellers, as the case may be, in accordance with GAAP; (d) there is no Proceeding or Claim concerning any Seller Taxes either claimed or raised by any Tax authority in writing; (e) no written Claim has been made by any Tax authority in a jurisdiction where Sellers do not currently file a Tax Return that it is or may be subject to any Tax by such jurisdiction, nor has any such assertion been threatened or proposed in writing; (f) Sellers do not have any outstanding request for any extension of time within which to pay Taxes or file any Tax

Asset Purchase Agreement

Returns; (g) there are no outstanding waivers or extensions of any applicable statute of limitations for the assessment or collection of any Taxes; (h) none of Sellers is a “foreign person” within the meaning of Section 1445 of the Code; (i) no Seller is a party to, or is bound by, any Tax allocation, Tax indemnity, Tax sharing, or similar agreement or arrangement that imposes or could impose liability on Sellers for the Taxes of another Person (other than any other Seller); (j) Sellers do not have any material liability for the Taxes of another Person (other than any other Seller), consolidated group or combined group under Treasury Regulation Section 1.1502-6 or any similar provision of applicable Law, including as a transferee or successor, (k) Sellers have withheld and paid all material Taxes required to be withheld by Sellers in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party (other than any other Seller); and (l) no material liens for Taxes exist with respect to Sellers’ assets, except for statutory liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP.

4.16 Absence of Certain Developments. Since December 31, 2010, except as set forth on Schedule 4.16 or as described in Seahawk Parent’s SEC Filings:

(a) Sellers have not sold, leased, transferred or assigned any of their assets, tangible or intangible, other than in the Ordinary Course of Business;

(b) Sellers have not entered into any Contract outside the Ordinary Course of Business, except for Contracts entered into in connection with Sellers’ strategic sale or restructuring process (excluding contingent sales agreements);

(c) no party (including any Seller) has accelerated, terminated, modified or canceled any material Contract to which any Seller is a party or by which any Seller is bound and, to Sellers’ the Knowledge, no party intends to take any such action;

(d) Sellers have not suffered or imposed any Lien (other than any Permitted Encumbrances) upon any of its assets, tangible or intangible;

(e) Sellers have not canceled, compromised, waived, or released any right or Claim outside the Ordinary Course of Business;

(f) Sellers have not experienced any material damage, destruction, or loss (whether or not covered by insurance) to their properties or the Purchased Assets;

(g) to Sellers’ Knowledge, there has not been any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving the Business or the Purchased Assets; and

(h) no Seller has committed to do any of the foregoing.

4.17 Contracts.

Sellers have delivered to Purchasers a correct and complete copy of each Assigned Contract. With respect to each such Assigned Contract: (i) the Assigned Contract is legal, valid binding, enforceable, and in full force and effect; (ii) the Assigned Contract will continue to be

Asset Purchase Agreement

legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the Contemplated Transactions; (iii) no Seller is, and to Sellers’ Knowledge, no other party to the Assigned Contract is, in breach or default, and no event has occurred that with notice or the lapse of time would constitute a breach or default, or permit termination, modification, or acceleration under the Assigned Contract; and (iv) no party has repudiated any provision of the Assigned Contract.

4.18 Customers and Suppliers. Since September 30, 2010, no material supplier of Sellers has indicated that it shall stop, or materially decrease the rate of, supplying, products to Sellers for the Business and no material customer has indicated that it shall stop or decrease the rate of, purchasing services of the Business. With respect to each material customer, since September 30, 2010, there has been no material change, and no such customer has requested or indicated that it may request a material change, in the terms or prices at which such customer purchases, services from the Business.

4.19 Accounts Receivable. All accounts receivable of Sellers are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible, subject only to the reserve for bad debts set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers.

4.20 Cash Management. Since the date of the Latest Balance Sheet, Sellers have not: (a) accelerated the collection of or discounted any billed or unbilled accounts receivable or deferred revenue or otherwise accelerated cash collections of any type (including by factoring), or (b) offered any special sales or incentive programs outside the Ordinary Course of Business.

4.21 DIP Financing. As of the date of this Agreement, Sellers have obtained and executed a commitment letter and term sheet from a group of lenders for DIP Financing in an original principal amount of up to $35.0 million, and have provided Purchasers with true and correct copies of the DIP Credit Documents and the related Initial DIP Budget in form approved by such DIP lenders.

4.22 Broker Fees. Sellers are solely liable for any and all fees, commissions, or other compensations to any broker, finder, or agent retained by any Seller with respect to the Contemplated Transactions, including to Simmons & Company and Alvarez & Marsal.

4.23 No Preferential Purchase Rights. There are no preferential purchase rights, options or other similar rights in any Person, not a party to this Agreement, to purchase or acquire any interest in the Purchased Assets, in whole or in part.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

As a material inducement to Sellers to enter into this Agreement and to consummate the Contemplated Transactions, Purchasers represent and warrant to Sellers that the statements contained in this Article V are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date (unless any such representation or warranty speaks to an earlier date in which case, the statements contained in such representation or warranty will

Asset Purchase Agreement

be correct and complete as of such date) as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V:

5.1 Organization.

(a) Hercules Parent is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware.

(b) Newco is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and is a wholly-owned subsidiary of Hercules Parent.

(c) Each Purchaser is duly qualified or licensed to conduct its business as a foreign entity and is in good standing under the Laws of each jurisdiction where such qualification or license is required, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the ability of Purchasers to perform their obligations under this Agreement or the Transaction Documents or to consummate the Contemplated Transactions.

5.2 Power and Authority.

(a) Each Purchaser has the requisite corporate or limited liability company, as applicable, power and authority necessary to own, lease, or operate its properties and assets and carry on its business as presently conducted.

(b) Each Purchaser has the requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement, the Transaction Documents and the other documents contemplated hereby to which such Purchaser is a party, to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions.

5.3 Authorization. Each Purchaser has taken all corporate or limited liability company, as applicable, actions necessary to authorize the execution and delivery of this Agreement, the Transaction Documents and the other documents contemplated hereby to which such Purchaser is a party, the performance of such Purchaser’s obligations hereunder and thereunder, and the consummation of the Contemplated Transactions. This Agreement, the Transaction Documents and the other documents contemplated hereby to which such Purchaser is a party have been duly authorized, approved, executed, and delivered by such Purchaser. Subject to the entry of a Transfer Order, this Agreement constitutes and, as of the Closing, the Transaction Documents and other documents required to be executed and delivered by such Purchaser at the Closing will each constitute, a valid and legally binding obligation of such Purchaser and, assuming the due authorization, execution, and delivery thereof by the other parties hereto and thereto, enforceable against such Purchaser in accordance with its terms and conditions, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or other Laws affecting the enforcement of creditors’ rights generally and the availability of equitable remedies.

Asset Purchase Agreement

5.4 Noncontravention. Neither the execution and delivery by Purchasers of this Agreement, the Transaction Documents or any other documents contemplated hereby to which Purchasers are a party, nor the performance by Purchasers of their obligations hereunder or thereunder, nor the consummation by Purchasers of the Contemplated Transactions, will (a) violate any provision of the Organizational Documents of any Purchaser or any Permit, Law, Order, or other restriction of any Governmental Authority to which any Purchaser or its assets are subject or bound, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract or material Lien to which any Purchaser is a party or by which any Purchaser or its assets is subject or bound, (c) provide any party other than Sellers with the right to exercise any right of first refusal to purchase or other right to purchase the Hercules Shares, or (d) subject to the entry of a Transfer Order and except for (i) applicable notices, filings and Consents as may be required under the HSR Act, and (ii) any filings with the SEC or Nasdaq required to be made, require any Purchaser to give any notice to, make any filing with, or obtain any Consent of any Governmental Authority or other third party, in each case in all of the clauses above except as would not, individually or in the aggregate, materially adversely affect the ability of such Purchaser to consummate the Contemplated Transactions or perform its obligations under this Agreement.

5.5 Consents. Subject to the entry of a Transfer Order and compliance with the HSR Act, no Consent of any Governmental Authority is required by Purchasers in connection with the execution, delivery, and performance of this Agreement by Purchasers and the consummation of the Contemplated Transactions by Purchasers.

5.6 Financing. Purchasers will have at the Closing sufficient funds to timely and fully pay the Cash Payment (in accordance with Section 2.6) and consummate the Contemplated Transactions in accordance with the terms hereof, and there is no financing contingency of any nature with respect to Purchasers’ obligations to pay the Cash Payment or otherwise effect the Closing of the Contemplated Transactions, subject to the Consent of the requisite lenders required under Purchasers’ Credit Facility.

5.7 Litigation. As of the date of this Agreement, there is no Claim, Proceeding or Order pending or, to the Knowledge of Purchasers, threatened against Purchasers or their Subsidiaries, or to which Purchasers or their Subsidiaries are otherwise a party relating to this Agreement or the Contemplated Transactions that would have a material adverse effect on the ability of Purchasers to perform their obligations under this Agreement or the Transaction Documents or to consummate the Contemplated Transactions.

5.8 Hercules Shares. Hercules Parent has taken all corporate action necessary to authorize the issuance and delivery of the Hercules Shares. The Hercules Shares when issued in accordance with the provisions of this Agreement will be validly issued, fully paid, and nonassessable, free and clear of all Liens (except for restrictions on transfer imposed by applicable federal or state securities Laws). None of the Hercules Shares issued pursuant to this Agreement will, upon issuance, be subject to any preemptive rights, rights of first refusal, or other rights to purchase the Hercules Shares (whether in favor of Purchasers or any other Person), except as provided under Hercules Parent’s charter.

Asset Purchase Agreement

5.9 Hercules Capitalization. The capital stock of Hercules Parent consists solely of 200,000,000 shares of common stock, par value $0.01 per share (the “Hercules Common Stock”), of which 114,784,465 shares are issued and outstanding as of January 31, 2011, and 50,000,000 shares of preferred stock, par value $0.01 per share, of which zero shares are issued and outstanding as of the date of this Agreement.

5.10 Financial Statements. The financial statements of Hercules Parent and its Subsidiaries included in each SEC Filing (collectively, the “Hercules Financial Statements”): (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be otherwise indicated in such financial statements or the notes thereto or, in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), (ii) fairly present in all material respects the consolidated financial position and results of operations of Hercules Parent and its Subsidiaries as of the dates and for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments), and (iii) are consistent with the books and records of Hercules Parent and its Subsidiaries.

5.11 SEC Filings and Exchange Listing Compliance. Since January 1, 2009, each SEC Filing of Hercules Parent, when filed by Hercules Parent with the SEC, complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as applicable, and the rules and regulations of the SEC thereunder applicable to SEC Filings. None of such SEC Filings of Hercules Parent (including any Hercules Financial Statements or schedules included or incorporated by reference therein) contained, as of the respective dates thereof, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. Hercules Parent filed in a timely manner all documents that Hercules Parent was required to file under the Exchange Act during the twelve (12) months preceding the date of this Agreement. As of the date hereof, Hercules Parent is in compliance in all material respects with the listing requirements of NASDAQ and Hercules Parent has not received written notice from NASDAQ regarding any failure to so comply.

5.12 No Material Adverse Change. Except as set forth on Schedule 5.12 or as identified and described in the SEC Filings, since September 30, 2010, there has not been:

(a) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any shares of capital stock of Hercules Parent, or any redemption or repurchase of any securities of Hercules Parent;

(b) any amendment to the Organizational Documents of Hercules Parent; or

(c) any event outside the Ordinary Course of Business that has had or would reasonably be expected to have a Material Adverse Effect on Purchasers.

5.13 Broker Fees. Purchasers are solely liable for any and all Liability to pay any fees, commissions, or other compensations to any broker, finder, or agent retained by any Purchaser with respect to the Contemplated Transactions.

Asset Purchase Agreement

5.14 “AS IS, WHERE IS.” It is understood that Purchasers take the Purchased Assets “as is, where is.” Except as specifically set forth in this Agreement or the Transaction Documents, each of the Purchasers explicitly acknowledges that Sellers make no representations or warranties, express or implied, with respect to the Purchased Assets or the Business. Each Purchaser acknowledges that it has conducted its own due diligence and has made such investigations as it has deemed appropriate and such other inquiries as it has deemed necessary or desirable to satisfy itself as to the condition, operations, and prospects of the Purchased Assets and the Business.

ARTICLE VI

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the Interim Period:

6.1 General. Each Party agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law or otherwise to consummate, make effective, and comply with all of the terms of this Agreement and the Contemplated Transactions, including (a) providing all information and making all filings necessary in connection herewith and therewith, and (b) satisfying, but not waiving, the conditions precedent set forth in Article X.

6.2 Notices and Consents. As promptly as practicable following the date hereof, each Party will give any notices to, make any filings with, and use all commercially reasonable efforts to obtain the Consents of third parties and Governmental Authorities required to consummate, make effective, and comply with all of the terms of this Agreement and the Contemplated Transactions, and will use all commercially reasonable efforts to agree jointly on a method to overcome any objections by any third party or Governmental Authority to this Agreement or the Contemplated Transactions. Subject to applicable Law, the Parties shall cooperate with each other in exchanging information and assistance in connection with obtaining any Consents of third parties and Governmental Authorities and shall promptly provide to the other Parties or their representatives copies of all filings made with any third party or Governmental Authority with respect to this Agreement or the Contemplated Transactions. Without limiting the foregoing, the Parties shall cooperate fully with each other Party to cause to be filed as promptly as possible, but in no event later than ten (10) days following the date hereof, with the Federal Trade Commission and the Department of Justice the notification and report forms required under the HSR Act in connection with the Contemplated Transactions, to seek early termination (applicable to a bankruptcy situation) of the applicable waiting period thereunder, and to promptly provide supplemental information that may be requested in connection with such filings or make any further filings related thereto. Any and all fees incurred and owing to the applicable Governmental Authority or Governmental Authorities in connection with filings hereunder pursuant to the HSR Act shall be borne by Purchasers.

6.3 Bankruptcy. Within three days of the date hereof, Sellers will file the Petitions with the Bankruptcy Court. On the Petition Date, Sellers shall file with the Bankruptcy Court a Sale Motion, substantially in the form attached hereto as Exhibit 6.3(a), a Termination Fee Motion, substantially in the form attached hereto as Exhibit 6.3(b), and a motion to approve DIP Financing (with the Initial DIP Budget), each reasonably acceptable to Purchasers and consistent

Asset Purchase Agreement

in all material respects with the terms of this Agreement, and shall seek entry of the Transfer Order by the Bankruptcy Court, in the form attached hereto as Exhibit 6.3(c), approving this Agreement and the Contemplated Transactions, and a Termination Fee Order substantially in the form attached hereto as Exhibit 6.3(d), approving the payment of the Termination Fee and Purchaser’s Reimbursable Expenses. Sellers shall use commercially reasonable efforts to obtain entry of any Orders of the Bankruptcy Court necessary to approve and implement this Agreement and the Contemplated Transactions, provided, that Sellers’ efforts shall comply with any procedures approved by the Bankruptcy Court or imposed by the Bankruptcy Code. Sellers shall use their best efforts to provide Purchasers with copies of all material proposed pleadings, motions, orders and notices prepared by or on behalf of the Sellers relating to the Purchased Assets or this Agreement prior to the filing thereof in the Bankruptcy Court and to allow Purchasers to provide reasonable comments for incorporation into same if time permits.

6.4 Preservation of Purchased Assets and Business. Purchasers acknowledge that, upon the filing of the Petitions, Sellers will be conducting their Business as debtors- in- possession pursuant to the Bankruptcy Cases, pursuant to Sections 1107 and 1108 of the Bankruptcy Code and accordingly, there may occur changes to the Business that are not in the Ordinary Course of Business of Sellers. Notwithstanding the foregoing, except as otherwise provided by Orders of the Bankruptcy Court and Bankruptcy Law, Sellers shall use commercially reasonable efforts to (a) preserve Sellers’ current Business and the Purchased Assets substantially intact, including Sellers’ present operations, customer and supplier relationships, physical facilities, and working conditions, (b) maintain the Purchased Assets in good working order and condition, normal wear excepted, and continue all required or desirable repairs and maintenance of the Purchased Assets, and (c) timely obtain, maintain in full force and effect, and comply with all provisions of all Permits required in connection with the operation of the Purchased Assets or Business. Sellers shall promptly inform Purchasers of any actions by Sellers contemplated herein requiring the approval of the Bankruptcy Court. Without limiting the generality of the foregoing, from the date hereof through the Closing Date, Sellers shall not, without the prior written consent of Purchasers, take any of the following actions (in each case except as otherwise ordered by the Bankruptcy Court):

(a) conduct the cash management customs and practices of the Business (including the collection of receivables and payment of payables) and inventory management customs and practices (including purchasing inventory) of the Business other than in the Ordinary Course of Business;

(b) make any commitment for capital expenditures with respect to the Business, other than (i) in the Ordinary Course of Business to service new or existing customers, (ii) pursuant to existing commitments or business plans that have previously been provided to Purchasers in writing, and (iii) to repair or maintain any assets, properties or facilities;

(c) take any action or omit to take any action, the taking or omission of which, could reasonably be expected to have a Material Adverse Effect or to Sellers’ Knowledge violate in any material respect this Agreement;

(d) enter into any Contract that would be an Assigned Contract (i) out of the Ordinary Course of Business, or (2) restricting in any material way the conduct of the Business;

Asset Purchase Agreement

(e) settle or compromise any litigation, Claim, administrative or regulatory proceeding relating to the Business that would increase the Assumed Liabilities;

(f) sell, transfer or otherwise dispose of or cause a Lien to exist on the Purchased Assets, other than a Permitted Encumbrance or pursuant to the DIP Credit Documents, in the Ordinary Course of Business or pursuant to an existing obligation or arrangement; or

(g) authorize or enter into an agreement to do any of the foregoing.

6.5 No Shop.

(a) During the Interim Period, none of Sellers, or any agent or advisor to any Seller, or any Affiliate of any Seller shall, directly or indirectly, through any officer, director, employee, agent, professional, advisor, other representative or otherwise, (A) solicit, initiate, knowingly encourage or knowingly facilitate any proposal or offer from any third party (other than Purchasers or any Affiliate of Purchasers) relating to any acquisition, divestiture, business combination, or reorganization or similar transaction involving any portion of the Business, the Purchased Assets or the Equity Interests of Sellers, whether structured as a financing or refinancing or otherwise (a “Competing Transaction”), (B) enter into discussions or negotiations regarding a Competing Transaction, (C) furnish any information with respect to, enter into any agreement or understanding with respect to, otherwise assist or participate in, or facilitate in any other manner any Competing Transaction (including executing any confidentiality agreement with any other third party with respect to a Competing Transaction), (D) waive any rights under any existing standstill or waiver agreements, or (E) seek or support Bankruptcy Court approval of a motion regarding bid procedures or expense reimbursement or break up or termination fee for the benefit of any other party with respect to a Competing Transaction or take any action inconsistent in any way with this Agreement (any actions described in clauses (A) through (E) are “Prohibited Transactions”). Notwithstanding anything in the foregoing to the contrary, prior to the entry of the Transfer Order, the Board of Directors of Seahawk Parent, with the assistance of outside advisors, may review and consider proposals and offers for a Competing Transaction provided such proposals and offers were not submitted in violation of clause (A) above.

(b) Notwithstanding the foregoing provisions, in the event Sellers receive an unsolicited bona fide offer or proposal for a Competing Transaction prior to entry of the Transfer Order and Seahawk Parent’s Board of Directors concludes in good faith (after consultation with its outside financial and legal advisors) that such offer or proposal constitutes or is reasonably likely to result in a Superior Proposal, then, prior to the entry of the Transfer Order, Sellers may, and may permit their subsidiaries and representatives to, take any Prohibited Transaction described in subclauses (B) or (C) of clause (a) above (other than enter into any agreement); provided that (x) prior to providing any nonpublic information permitted to be provided pursuant to this sentence, Sellers shall have entered into a confidentiality agreement with such third party on customary terms and which in any event is no less favorable to Sellers than the confidentiality agreement entered into with Hercules Parent in connection with the Contemplated Transactions, and (y) concurrently with providing such information, Sellers shall also furnish to Purchasers a copy of any confidential data or information being furnished to any third party pursuant to this Section to the extent not previously furnished to Purchasers.

Asset Purchase Agreement

(c) Sellers shall promptly (within 24 hours) advise Purchasers orally and in writing following receipt of (1) any offer or proposal for a Competing Transaction or indication by any Person that it is considering making an offer or proposal relating to a Competing Transaction, (2) any request for nonpublic information relating to Sellers or access to the properties, books or records of Sellers, other than requests in the Ordinary Course of Business and unrelated to an offer or proposal relating to a Competing Transaction, or (3) any inquiry or request for discussions or negotiations regarding an offer or proposal relating to a Competing Transaction. Sellers shall promptly (within 24 hours) provide Purchasers with a copy (if in writing) and summary of the related material terms of any such offer or proposal or request (including the identity of the Person making or considering such offer or proposal or making such request and shall keep Purchasers apprised of any material developments and discussions on a reasonably current basis (and in any event within 24 hours).

(d) Notwithstanding anything herein to the contrary, prior to entering into an agreement in connection with any Competing Transaction, (A) Sellers shall provide prior written notice to Purchasers, at least 48 hours in advance (the “Notice Period”), of its intention to take such action with respect to such Competing Transaction, specifying the material terms and conditions of any such Competing Transaction (including the identity of the party proposing to effect such Competing Transaction) and furnishing to Purchasers a copy of the relevant proposed transaction agreements with the party proposing to effect such Competing Transaction and other material documents and (B) during the Notice Period, and in any event prior to taking such action, Sellers shall negotiate, and shall cause its financial and legal advisors to negotiate, with Purchasers in good faith (to the extent Purchasers desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such proposal or offer for a Competing Transaction ceases to constitute a Superior Proposal.

(e) At any time prior to the Transfer Order, Sellers may terminate this Agreement and concurrently with such termination, upon payment to Purchasers of the Termination Fee and Purchasers’ Reimbursable Expenses pursuant to Section 11.2, enter into a definitive agreement with respect to a Superior Proposal if the Board of Directors of Seahawk Parent determines in good faith, after consultation with Seahawk Parent’s outside legal counsel, that in light of such Superior Proposal such action is required in order for Seahawk Parent’s Board of Directors to comply with its fiduciary obligations under applicable Law, provided that Sellers have otherwise strictly complied with all of their obligations in this Section 6.5. Such agreement to pay the Termination Fee and Purchaser’s Reimbursable Expenses is, in part, based on Sellers’ recognizing Purchasers’ expenditure of time, energy, and resources in connection with this Agreement. The payment of the Termination Fee and Expense Reimbursement shall be governed by the provisions of this Agreement and any related Bankruptcy Court Orders. Except as may be negotiated as part of a Superior Proposal, under no circumstances will a break-up fee, expense reimbursement or other similar bid protections be provided by Sellers to any potential bidder or bidders for any portion of the Business or the Purchased Assets, other than Purchasers.

6.6 DIP Matters. A copy of the Initial DIP Budget, as approved by the DIP lenders, is attached as Exhibit 4.21. Sellers shall immediately notify Purchasers of any and all notifications, whether written or oral, received thereby regarding noncompliance with the DIP Credit Agreements, DIP Order or DIP Budget, or breach or default by Sellers thereunder. Each Seller agrees that it shall be, at all times from and after the date of the DIP Order, in compliance

Asset Purchase Agreement

in all material respects with the terms of the DIP Credit Agreements to which it is a party, DIP Budget and DIP Order subject to any and all grace and cure periods provided therein. Sellers shall not amend or replace the DIP Budget, create or amend any other budget with respect to the DIP Financing, or increase the principal amount of the facility under the DIP Credit Agreement in excess of $45.0 million (including amendments related to collateral and security matters), and in any event Sellers agree not to seek any modification or amendment to the DIP Budget with any disbursement line item constituting an amount that exceeds the disbursement line item of the prior week in the DIP Budget by 25% of such disbursement line item.

6.7 Other Information. Sellers shall promptly provide such information, including all financial information pertaining to the Purchased Assets and the Business, as reasonably requested by Purchaser in connection with its reporting obligations under Securities Act and the Exchange Act.

6.8 Public Announcement. Sellers and Purchasers shall consult with and provide each other the opportunity to review and comment upon any press release or other public statement prior to the issuance of such press release or other public statement relating to this Agreement or the Contemplated Transactions, shall coordinate the timing of any such press release or other public statement, and shall not issue any such press release or other public statement prior to such consultation except as such Party in its good faith judgment may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Hercules Parent and Seahawk Parent agree that they will be issuing separate press releases announcing the execution and delivery of this Agreement.

6.9 Lender Consent. Within 30 days of the date hereof, Purchasers shall obtain the requisite Consent of the lenders under the Purchasers’ Credit Facility that is necessary in connection with the consummation of the Contemplated Transactions.

6.10 Notices of Certain Events. Sellers shall promptly notify Purchaser of:

(a) any written communication or written notice from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transactions;

(b) any material written communication from any Governmental Authority in connection with or relating to the Transactions; and

(c) any Material Adverse Effect on the Purchased Assets.

6.11 Employee Data. Sellers shall provide Purchasers with such employee data or other information as may be reasonably requested by Purchasers or required to carry out the arrangements described in this Agreement except as prohibited by applicable Law. At least thirty (30) days prior to Closing Date, Sellers shall provide Purchasers with a listing in hardcopy and electronic spreadsheet format of Transferred Employees with date of hire; service date for benefit plan purposes; wage or salary rate; the amount of any bonus paid in 2010, and the amount paid, accrued, or expected to be paid by Sellers in 2011; the rate at which vacation time and paid leave is accrued; and each Transferred Employee’s employment status, including whether such Transferred Employee is currently or is reasonably expected to be, on any form of leave of

Asset Purchase Agreement

absence (other than vacation) or any form of disability leave on or prior to Closing Date. If, prior to Closing, any Transferred Employee’s status changes to any form of leave of absence or disability leave status, Sellers shall notify Purchaser as soon as practicable.

ARTICLE VII

EMPLOYEE MATTERS

7.1 Announcement. Sellers and Purchasers shall jointly determine a date on which to announce the Contemplated Transaction to the Seller Employees. Purchasers acknowledge that Sellers retain the right to terminate or otherwise alter the terms of employment of any or all Seller Employees prior to the Closing Date.

7.2 Offers of Employment. Purchasers or any Affiliate of Purchasers shall be entitled, but not obligated, to make offers of employment to such of the Seller Employees as Purchasers or such Affiliate of Purchasers shall determine and on such terms as Purchasers or such Affiliate determines (each, an “Offer of Employment”). In connection therewith, Sellers shall permit Purchasers and their representatives and Affiliates to have access, at reasonable times and upon reasonable notice, to all Seller Employees for conducting interviews and evaluations to assess whether Purchasers or any Affiliates thereof desires to extend Offers of Employment to any of the Seller Employees. In making hiring determinations pursuant to this Section 7.2, Purchasers and Affiliates thereof shall comply in all material respects with applicable Laws with respect to employment offers and hiring matters and shall conduct such interviews and evaluations in such a manner as not to unreasonably interfere with Sellers’ operation of the Business.

7.3 Terms of Employment and Transition. In the event Purchasers or any Affiliate thereof extends an Offer of Employment to a Seller Employee, and such Seller Employee accepts employment with Purchasers or such Affiliate (each, a ”Transferred Employee”), employment of such Transferred Employee by Purchasers or such Affiliate shall be effective as of the Closing Date and shall be on the terms of the Offer of Employment applicable to such Transferred Employee which shall include the continued at-will status of such Transferred Employee unless expressly stated otherwise.

7.4 Employee Benefits.

(a) Sellers shall be Liable for the payment of all wages, compensation, and other remuneration due as of the Closing Date to each Seller Employee, and Sellers shall be Liable for all payments or contributions required to be made to any Employee Benefit Plans of Sellers.

(b) Effective as of Closing and thereafter, Purchasers (or an Affiliate thereof) shall provide, or cause to be provided, under Purchaser’s plans or otherwise, continuation health coverage with respect to Seller Employees (and their eligible dependents) as required under, and in accordance with, COBRA and in accordance with Sellers’ agreements and plans listed on Schedule 4.13; provided, however, that Sellers (or an Affiliate thereof) shall, at their sole expense, be solely responsible for providing any and all notices and/or elections required by COBRA, and by Sellers’ agreements, policies, plans or practices.

Asset Purchase Agreement

7.5 Cooperation. To the extent that Purchasers or an Affiliate thereof hire any employees of any Seller in the United States, such Seller shall cooperate with Purchasers or such Affiliate and Purchasers’ or such Affiliate’s agents to provide Purchasers or such Affiliate the adequate payroll tax records required by federal and state agencies necessary for Purchasers or such Affiliate to optimize federal and state payroll tax law relating to transactions such as the Contemplated Transactions. Such records shall include, but not be limited to an executed release form granting permission to Purchasers or such Affiliate and their agents to obtain quarterly payroll data from all states within which the Business was conducted by Sellers. In addition, Sellers will provide Purchasers or such Affiliate and their agents with (i) signatures (or notarized signatures) necessary to grant permission for Purchasers or such Affiliate to file for transfers of experience of payroll tax accounts in states which require a signed release by the such Seller, (ii) the most recent Annual 940 Report (including Schedule A), and most recent years “tax rate notices” received from individual state agencies, and (iii) copies of all quarterly wage detail reports filed with individual state agencies in the calendar year through the Closing Date. If any Seller used an outside payroll tax administrator, then such Seller hereby grants Purchasers or such Affiliate, as applicable, permission to have access to relevant successor- in- interest reports from the payroll vendor, such as state tax rate notices, state quarterly contribution reports, W2s and federal recap reports such as 940 and 941, and will provide Purchasers or such Affiliate with a contact person at such payroll vendor.

7.6 Miscellaneous. Notwithstanding any provision to the contrary in this Agreement, nothing expressed or implied in this Agreement shall confer upon any Seller Employee (including any Transferred Employee) any rights or remedies of any nature or kind whatsoever, including any right to employment or continued employment for any specified period by Purchasers or any Affiliate thereof, or restrict in any way the right of Purchasers or any such Affiliate to terminate employment of any Transferred Employee.

ARTICLE VIII

TAX MATTERS

8.1 Sales and Transfer Taxes. The Parties contemplate that the Contemplated Transactions will qualify as an exempt isolated or occasional sale pursuant to La. Rev. Stat. § 47:301 and Tex. Tax Code §151.304 respectively. Pursuant to La. Rev. Stat. §47:301, Sellers represent they have not regularly engaged in the business of, or held themselves out to be in the business of, selling tangible personal property similar in nature to the Purchased Assets. Subject to the terms of this Agreement, the requirements under 34 TAC §3.316 that Sellers shall convey, transfer and deliver, and Purchasers shall purchase and acquire, all of Sellers “operating assets” associated with the Business, as that term is defined under subsection (d)(3) of 34 TAC §3.316, have been met. Upon the Closing, Sellers agree to complete and sign a Texas Comptroller of Public Accounts Form 01-917 “Statement of Occasional Sale” indicating Sellers’ acknowledgement that the Contemplated Transactions should qualify as an exempt occasional sale pursuant to 34 TAC §3.316 and Sellers agree to provide a copy thereof to Purchasers.

8.2 Purchase Consideration Allocation. Sellers and Purchasers shall negotiate in good faith prior to the Closing to agree upon an allocation of the Aggregate Consideration among the Purchased Assets (the “Purchase Consideration Allocation”). In the event the Parties are unable to finalize the Purchase Consideration Allocation prior to the Closing then the

Asset Purchase Agreement

Parties shall attempt to finalize the Purchase Consideration Allocation within sixty (60) days after the Closing Date, provided, however, the Parties shall not be obligated to reach an agreement. If an agreement is reached, the Parties shall treat and report (and, if necessary, to cause each of their respective Affiliates to so treat and report) the sale and purchase of the Purchased Assets for all federal, state and local Tax purposes in a manner consistent with the agreed Purchase Consideration Allocation and shall not take any position on their respective Tax Returns that is inconsistent with such Purchase Consideration Allocation. Without limiting the generality of the preceding sentence, the Purchase Consideration Allocation will be reflected in Form 8594 that will be filed by Sellers and Purchasers in accordance with Section 1060 of the Code and in any other filings under the Code. The Parties recognize that the Purchase Consideration Allocation shall not include Purchasers’ acquisition expenses and that Purchasers will allocate such expenses appropriately.

8.3 Tax Allocation. For any ad valorem or similar property Taxes where the applicable Tax period begins before the Closing Date and ends after the Closing Date (the “Straddle Period”), such Taxes shall be allocated between the pre-Closing and post-Closing portion of the Straddle Period as described herein. The amount of such Taxes for the Straddle Period allocated to the portion of the period ending on the Closing Date shall be the total of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days from the beginning of such Straddle Period to and including the Closing Date and the denominator of which is the total number of days in the entire Straddle Period. The balance of such taxes shall be allocated to the portion of the Straddle Period beginning after the Closing Date.

ARTICLE IX

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing Date:

9.1 Books and Records. At the Closing, or such subsequent date as the Parties may mutually agree, Sellers shall deliver, or cause to be delivered, to Purchasers the Transferred Books and Records, provided that such delivery shall not include any Retained Books and Records and shall be at Sellers’ sole cost and expense.

9.2 Computer Software. Sellers agree to use commercially reasonable efforts to provide Purchasers with a sublicense with respect to any Computer Software (in accordance with the terms of any primary license relating thereto) reasonably requested by Purchasers as being necessary in the operation of the Purchased Assets, or in the alternative to provide reasonable access to Purchasers to such information relating to the Purchased Assets that is embodied in such Computer Software.

Asset Purchase Agreement

9.3 Monies Collected. To the extent any payments of trade accounts receivable, credit card receipts or other monies that are for the account of Sellers are received by any Purchaser, such Purchaser shall, within three (3) Business Days of receipt thereof, advance to Sellers the amount of any such payments together with any documentation received by such Purchaser in connection therewith. To the extent any payments of trade accounts receivable, credit card receipts, or other monies that are for the account of Purchasers are received by a Seller, such Seller shall, within three (3) Business Days of receipt thereof, advance to Purchasers the amount of any such payments together with any documentation received by such Seller in connection therewith.

9.4 Survivability. The representations and warranties and pre-Closing covenants and obligations of Sellers and of Purchasers in Article IV, Article V and Article VI of this Agreement shall not survive the Closing.

9.5 Other Information. Sellers shall promptly provide such information, including all financial information pertaining to the Purchased Assets and the Business, as reasonably requested by Purchasers in connection with Hercules Parent’s reporting obligations under Securities Act and the Exchange Act.

9.6 Public Announcement. Sellers and Purchasers shall consult with and provide each other the opportunity to review and comment upon any press release or other public statement prior to the issuance of such press release or other public statement relating to this Agreement or the Contemplated Transactions, shall coordinate the timing of any such press release or other public statement, and shall not issue any such press release or other public statement prior to such consultation except as such Party in its good faith judgment may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

9.7 Trademarks. Purchasers agree to remove any and all logos and other Trademarks of Sellers on any of the Purchased Assets within a reasonable amount of time not to exceed 120 days from the date of Closing; provided, that (a) with respect to Transferred Rigs that are non-operating as of the Closing, Purchasers shall not be obligated to comply with this Section 9.7 until such time as actions are commenced to prepare any such Transferred Rig to become operating, at which time Purchasers shall have 90 days after such preparations are first commenced to comply with this Section 9.7, and (b) with respect to all of the Transferred Rigs, Purchasers may utilize the rig name for purposes of effecting the transfer of title of such Transferred Rig to Purchasers in accordance herewith.

9.8 Hercules Shares. Provided that Sellers follow in all material respects the precedents set forth in the applicable SEC no-action letters acknowledging an exemption from the registration requirements of the Securities Act involving sales under Section 363 of the Bankruptcy Code and subsequent plans of reorganization, such as the sale contemplated by the Parties in this Agreement, Purchasers shall use all commercially reasonable efforts to ensure that any Hercules Shares distributed on account of claims or interests of Sellers under the Plan of Reorganization are not restricted, as that term is defined for purposes of Rule 144 of the Securities Act of 1933, or may be resold without restriction (other than with respect to third parties that may be Affiliates or underwriters) pursuant to a registration statement. Sellers agree

Asset Purchase Agreement

not to distribute, transfer or assign, or permit to be distributed, transferred or assigned, any of (a) the Hercules Shares containing the last legend specified in Section 3.4(a) prior to the determination of the Final Closing Net Working Capital and (b) any of the Hercules Shares other than pursuant to, and in accordance with the Plan of Reorganization.

9.9 Releases. In consideration for payment of the Cash Payment, issuance of the Hercules Shares and assumption of the Assumed Liabilities by Purchasers, Sellers shall cause the Plan of Reorganization to contain a mutual release provision by Sellers in favor of Purchasers and by Purchasers in favor of Sellers on terms mutually acceptable to the Parties.

9.10 Office Equipment. For 120 days after the Closing, or for such longer period as may be agreed by Purchasers, Purchasers shall permit Sellers to continue to utilize the Purchased Assets consisting of office equipment, furniture, computers, computer equipment, office supplies, telephones, and similar equipment at the Leased Real Properties at no cost to Sellers.

ARTICLE X

CONDITIONS TO CLOSING

10.1 Conditions Precedent to Obligation of Purchasers. The obligations of Purchasers to consummate the Contemplated Transactions and take any other action required to be taken by Purchasers at the Closing or thereafter is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Purchasers in whole or in part:

(a) Accuracy of Representations and Warranties. The representations and warranties of Sellers set forth in this Agreement shall have been and be true and correct in all respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent representations and warranties speak as of a specified date, which representation and warranties shall have been true and correct as of such date), except for failures that would not, individually or in the aggregate, have a material adverse effect on the Purchased Assets, Business, or the ability of Sellers, in each case taken as a whole, to perform their obligations under this Agreement or consummate the Contemplated Transactions.

(b) Compliance with Obligations. Sellers must have performed and complied with all of their respective covenants and obligations required by this Agreement to be performed or complied with at or prior to the Closing in all material respects.

(c) Transfer Order. The Transfer Order (a) shall have been entered by the Bankruptcy Court in form and substance reasonably acceptable to Sellers and Purchasers and consistent in all material respects with the terms of this Agreement, (i) approving this Agreement and the Contemplated Transactions, and (ii) finding that notice of the hearing concerning approval of the Contemplated Transactions was given in accordance with the Bankruptcy Code and constitutes such notice as is appropriate under the particular circumstances and that Purchasers are “good faith” purchasers entitled to the protections afforded by Section 363(m) of

Asset Purchase Agreement

the Bankruptcy Code, and (iii) providing for the vesting of the Purchased Assets in the Purchasers, free and clear of all interest in such property as provided by 11 U.S.C. §363(f), and (b) shall have become a Final Order.

(d) DIP Matters. Sellers shall have obtained expedited approval of and be in compliance in all material respects with the DIP Financing, DIP Order and DIP Budget.

(e) No Legal Proceedings. There shall be no Claim, Proceeding, or Order pending against any Seller (excluding such by or at the direction of Purchasers or any Affiliates thereof) or against any Purchaser (excluding such by or at the direction of Sellers or any Affiliates thereof) by or before any Governmental Authority that would reasonably be expected to have the effect of or seek to challenge, restrain, prohibit, invalidate, interfere with, or collect Damages arising out of, the Contemplated Transactions.

(f) HSR Waiting Period. Any applicable waiting period under the HSR Act shall have expired or been terminated.

(g) Consents. All third party Consents set forth in Schedule 10.1(g), after giving effect to the Transfer Order, shall have been received by Sellers and delivered to Purchasers and such Consents shall be on terms reasonably acceptable to Purchasers and in full force and effect as of the Closing.

(h) Closing Deliveries. Sellers shall have delivered, or caused to be delivered, at the Closing each item described in Section 3.3.

(i) Consent of Lenders. Purchasers shall have obtained, in accordance with Section 6.9, the requisite Consent of the lenders under the Purchasers’ Credit Facility that is necessary in connection with the consummation of the Contemplated Transactions.

10.2 Conditions Precedent to Obligations of Sellers. The obligation of Sellers to consummate the Contemplated Transactions and take any other action required to be taken by Sellers at the Closing or thereafter is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived by Sellers in whole or in part:

(a) Accuracy of Representations and Warranties. The representations and warranties of Purchasers set forth in this Agreement shall have been and be true and correct in all respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent representations and warranties that speak as of a specified date, such representation and warranties shall have been true and correct as of such date), except for failures that would not, individually or in the aggregate, have a material adverse effect on the ability of Purchasers to perform their respective obligations under this Agreement or consummate the Contemplated Transactions.

(b) Compliance with Obligations. Purchasers must have performed and complied with all of their respective covenants and obligations required by this Agreement to be performed or complied with at or prior to the Closing in all material respects.

Asset Purchase Agreement

(c) Transfer Order. The Transfer Order (a) shall have been entered by the Bankruptcy Court in form and substance reasonably acceptable to Sellers and Purchasers and consistent in all material respects with the terms of this Agreement, (i) approving this Agreement and the Contemplated Transactions, and (ii) finding that notice of the hearing concerning approval of the Contemplated Transactions was given in accordance with the Bankruptcy Code and constitutes such notice as is appropriate under the particular circumstances and that Purchasers are “good faith” purchasers entitled to the protections afforded by Section 363(m) of the Bankruptcy Code, and (iii) providing for the vesting of the Purchased Assets in the Purchasers, free and clear of all interest in such property as provided by 11 U.S.C. §363(f), and (b) shall have become a Final Order.

(d) No Legal Proceedings. There shall be no Claim, Proceeding, or Order pending against any Purchaser (excluding such by or at the direction of Sellers) by or before any Governmental Authority that may have the effect of or seek to challenge, restrain, prohibit, invalidate, interfere with, or collect Damages arising out of, the Contemplated Transactions.

(e) HSR Waiting Period. Any applicable waiting period under the HSR Act shall have expired or been terminated.

(f) Closing Deliveries. Purchasers shall have delivered, or caused to be delivered, at the Closing each item described in Section 3.4.

ARTICLE XI

TERMINATION

11.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) Mutual Consent. Purchasers and Sellers may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing by written instrument authorized by the respective Boards of Directors of Seahawk Parent and Hercules Parent.

(b) By Purchasers. Purchasers may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing in the event that (i) Sellers have breached any representation, warranty, or covenant contained in this Agreement to such an extent that the conditions set forth in Sections 10.1(a) and 10.1(b) shall not have been satisfied, or cannot be satisfied by August 15, 2011 (the “Termination Date”); provided, that Purchasers shall have provided written notification to Sellers of such breach and the breach shall have continued without cure for a period of ten (10) days after delivery of the notice of such breach; (ii) the Transfer Order shall not have been entered by the Bankruptcy Court and become a Final Order by one hundred twenty (120) days after the date hereof; (iii) any of the Bankruptcy Cases are converted to cases pursuant to Chapter 7 of the Bankruptcy Code; (iv) a Chapter 7 or Chapter 11 Trustee has been appointed; (v) an Examiner with expanded powers has been appointed in any of the Bankruptcy Cases of Sellers; (vi) the Bankruptcy Court enters an Order that materially alters, contravenes or violates this Agreement; (vii) the DIP Financing is not approved within twenty-one (21) days of the Petition Date; (viii) Sellers are in breach or default in any material respect of, the DIP Credit Documents, DIP Order or DIP Budget after five days notice by any

Asset Purchase Agreement

Person and opportunity to cure; or (ix) the Termination Fee Order shall not have been entered by the Bankruptcy Court within twenty-five (25) days of the date hereof or shall not have become a Final Order by the eleventh day after such entry of the Termination Fee Order. At their sole and absolute discretion, Purchasers have the right to waive termination or agree to extend any deadlines under this Section 11.1(b).

(c) By Sellers. Sellers may terminate this Agreement by giving written notice to Purchasers at any time prior to the Closing in the event that (i) any Purchaser has breached any representation, warranty, or covenant contained in this Agreement to such an extent that the conditions set forth in Sections 10.2(a) and 10.2(b) shall not have been satisfied, or cannot be satisfied by the Termination Date; provided, that Sellers shall have provided written notification to Purchasers of such breach and the breach shall have continued without cure for a period of ten (10) days after delivery of the notice of breach; or (ii) in accordance with the terms and subject to the conditions of Section 6.5; or (iii) Purchasers’ failure to timely obtain the Consent as contemplated by Section 6.9.

(d) By Either Party. Sellers or Purchasers may terminate this Agreement by giving written notice to the other Party if (i) any court of competent jurisdiction or any other Governmental Authority in a suit instituted by a third party or a Governmental Authority shall have issued an Order or shall have taken any other action prior to the Termination Date permanently enjoining, restraining, or otherwise prohibiting the Contemplated Transactions or a material portion thereof, (ii) the Bankruptcy Court enters an Order that materially alters, contravenes or violates this Agreement or denies approval of this Agreement or the Contemplated Transactions, or (iii) the Closing has not occurred by the Termination Date, provided, that the Party electing to terminate shall not have caused such failure to close.

11.2 Effect of Termination.

(a) If either Party terminates this Agreement pursuant to Section 11.1, all rights and obligations of the Parties under this Agreement shall terminate; provided, that the rights and obligations of the Parties under this Section 11.2 (Effect of Termination), any provisions regarding the interpretation or enforcement of this Agreement, and Article XII (Miscellaneous) will survive any such termination.

(b) Notwithstanding any other provision of this Agreement, in no event shall Sellers be entitled to recover more than their actual direct out-of-pocket Damages caused by any breach by Purchasers of this Agreement, and in no event more than $2,000,000 in the aggregate, inclusive of any interest, and such aggregate dollar limitation shall be a limitation on any remedy to which Sellers may be entitled, at Law or in equity, including the right to enforce any provision of this Agreement by an Order of specific performance.

(c) If Sellers terminate this Agreement pursuant to Section 11.1(c)(iii), Purchasers shall pay to Sellers up to an aggregate of $1,000,000 of the Sellers’ Reimbursable Expenses, which aggregate payment shall be made by wire transfer of immediately available funds by the second (2nd) Business Day following such termination. Purchasers’ payment of such Sellers’ Reimbursable Expenses pursuant to this Section 11.2(c) shall be the sole and exclusive remedy of Sellers with respect to the occurrence giving rise to such payment.

Asset Purchase Agreement

(d) If (i) Sellers terminate this Agreement pursuant to Section 11.1(c)(ii) or (ii) Purchasers terminate this Agreement pursuant to Section 11.1(b)(i) as a result of a breach by Sellers of Section 6.5 or Section 6.6 or (iii) Purchasers terminate this Agreement pursuant to Section 11.1(b)(ii)-(ix), then Sellers shall pay to Purchasers an aggregate amount equal to the Termination Fee and Purchasers’ Reimbursable Expenses, which aggregate payment shall be treated in accordance with the Order entered approving the Termination Fee Motion, or if no such Order has been entered, then by wire transfer of immediately available funds no later than the second (2nd) Business Day following such termination of this Agreement. Sellers’ payment of the Termination Fee and Purchasers’ Reimbursable Expenses pursuant to this Section 11.2(d) shall be the sole and exclusive remedy of Purchasers with respect to the occurrences giving rise to such payment.

ARTICLE XII

MISCELLANEOUS

12.1 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect such Party’s right at a later time to enforce the same. No waiver by any Party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation, or warranty of this Agreement.

12.2 Notices. All notices, requests, demands, Claims, Consents, or other communications required or authorized hereunder shall be in writing and shall be deemed to have been duly given by the applicable Party if personally delivered, sent by facsimile with receipt acknowledged, sent by a recognized commercial overnight delivery service which guarantees next Business Day delivery, sent by U.S. registered or certified mail return receipt requested and postage prepaid, or otherwise actually received by the other Party at the address of the intended recipient set forth below:

If to Sellers:	Seahawk Drilling, Inc. 5 Greenway Plaza, Suite 2700 Houston, Texas 77046 Attention: General Counsel Fax: 713-369-7312

With copies to (which shall not constitute notice):

Fulbright & Jaworski L.L.P. 1301 McKinney, Suite 5100 Houston, Texas 77010 Attention: P. Kevin Trautner Fax: 713-651-5246

and

Asset Purchase Agreement

Fulbright & Jaworski L.L.P. 1301 McKinney, Suite 5100 Houston, Texas 77010 Attention: Berry D. Spears Fax: 713-651-5246

If to Purchasers:	Hercules Offshore, Inc. 9 Greenway Plaza, Suite 2200 Houston, Texas 77046 Attention: General Counsel Fax: 713-350-5109

With copies to (which shall not constitute notice):

Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77001 Attention: Melinda H. Brunger Fax: 713-238-7235

and

Thompson & Knight 333 Clay Street, Suite 3300 Houston, Texas 77002 Attention: Rhett G. Campbell Fax: 832-397-8260

All such notices and communications shall be deemed to have been received if personally delivered, at the time delivered by hand; if mailed, three (3) Business Days after being deposited in the mail; if faxed, upon confirmation of receipt if the confirmation is between 9:00 a.m. and 5:00 p.m. local time of the recipient on a Business Day, otherwise on the first Business Day following confirmation of receipt; and, if sent by overnight air courier, on the next Business Day after timely delivery to the courier.

Either Party may change the address to which notices, requests, Claims, Consents, and other communications hereunder are to be delivered by giving the other Party prior written notice thereof in the manner herein set forth in this Section 12.2.

12.3 Further Assurances. Each of the Parties hereby agrees that after Closing it will execute and deliver such additional documents and will use commercially reasonable efforts to take or cause to be taken such further action as may be necessary or desirable, or as the other Party may reasonably request, to close and make effective the Contemplated Transactions. After the Closing, each Party, at the request of the other Party, and without additional consideration, shall execute and deliver, from time to time, such additional documents of conveyance and transfer as may be necessary to accomplish the orderly transfer of the Purchased Assets and Business to Purchasers in the manner contemplated in this Agreement

Asset Purchase Agreement

12.4 Expenses. Except as otherwise expressly provided in this Agreement, each of the Parties shall pay all costs and expenses incurred or to be incurred by it and its advisors and representatives in connection with any negotiations respecting this Agreement and Contemplated Transactions, including preparation of documents, obtaining any necessary regulatory approvals, and the consummation of the other transactions contemplated hereby.

12.5 Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

12.6 Third Party Beneficiaries. This Agreement and any agreement contained, expressed, or implied herein, shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12.7 Time of the Essence. Time is of the essence in the performance of all covenants and obligations under this Agreement.

12.8 Assignment. Neither this Agreement nor any Party’s rights, interests, or liabilities hereunder may be assigned, transferred, conveyed, or pledged by operation of law or otherwise; provided, that Purchasers may transfer and assign prior to the Closing all or any portion of its rights and liabilities pursuant to this Agreement to an Affiliate thereof but (i) Purchasers shall not be relieved of their obligations hereunder as a result of such assignment, and (ii) to the extent any such assignment by Purchasers relates to the assignment by Sellers of an executory contract or unexpired Lease and occurs prior to the Closing such that, at the Closing, this Agreement will provide for Sellers’ assignment of such executory contract or unexpired Lease to a Person other than Purchasers, such assignment by Sellers shall be subject to all applicable provisions of the Bankruptcy Code.

12.9 Governing Law; Venue. THIS AGREEMENT, THE TRANSACTION DOCUMENTS, AND THE LEGAL RELATIONS BETWEEN THE PARTIES WITH RESPECT TO THIS AGREEMENT, SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO RULES CONCERNING CONFLICTS OF LAWS. Purchasers and Sellers agree that the Bankruptcy Court shall have exclusive jurisdiction over all disputes and other matters relating to (a) the interpretation and enforcement of this Agreement or any ancillary document executed pursuant hereto, and (b) the Purchased Assets and Assumed Liabilities, and Purchasers expressly consents to and agrees not to contest such exclusive jurisdiction. All Claims and Proceedings brought, arising out of, or related to the Contemplated Transactions shall be brought in the Bankruptcy Court, and the Bankruptcy Court shall retain jurisdiction to determine any and all such Claims and Proceedings. The Parties waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the bringing of any such Claim or Proceeding in such jurisdiction.

12.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Asset Purchase Agreement

12.11 Entire Agreement; Amendment. This Agreement (including any documents referred to in this Agreement) constitutes the entire agreement between the Parties with respect to the Contemplated Transactions and supersedes any prior understandings, negotiations, statements, discussions, correspondence, offers, agreements, or representations by the Parties, written or oral, relating in any way to the subject matter of this Agreement and the Contemplated Transactions. No modification, amendment, or supplement of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. Without limiting the generality of the preceding sentence, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement will be binding unless hereafter made in writing and signed by the Party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement, except as otherwise specifically agreed to by the Parties in writing.

12.12 Counterparts. This Agreement may be executed by Purchasers and Sellers in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. A facsimile transmission of a signed copy of this Agreement, shall be effective as a valid and binding agreement between the Parties for all purposes.

12.13 Certain Limitations. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT (OR ANY OTHER AGREEMENT RELATED HERETO) TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY BE LIABLE (OR ENTITLED TO RECOVER) UNDER, OR IN RESPECT OF, THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES.

[Signature Page Follows]

Asset Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

SELLERS:

SEAHAWK DRILLING, INC.

By:	/s/ RANDALL D. STILLEY
Name:	Randall D. Stilley
Title:	President and CEO

SEAHAWK GLOBAL HOLDINGS LLC

By: SEAHAWK DRILLING, INC., its sole member

	By:	/s/ RANDALL D. STILLEY
	Name:	Randall D. Stilley
	Title:	President and CEO

SEAHAWK DRILLING LLC

By: SEAHAWK GLOBAL HOLDINGS LLC, its sole member

By: SEAHAWK DRILLING, INC., its sole member

	By:	/s/ RANDALL D. STILLEY
	Name:	Randall D. Stilley
	Title:	President and CEO

Signature Page to Asset Purchase Agreement

SEAHAWK DRILLING USA LLC

By: SEAHAWK GLOBAL HOLDINGS LLC, its sole member

By: SEAHAWK DRILLING, INC., its sole member

By:	/s/ RANDALL D. STILLEY
Name:	Randall D. Stilley
Title:	President and CEO

SEAHAWK DRILLING MANAGEMENT LLC

By: SEAHAWK GLOBAL HOLDINGS LLC, its sole member

By: SEAHAWK DRILLING, INC., its sole member

By:	/s/ RANDALL D. STILLEY
Name:	Randall D. Stilley
Title:	President and CEO

SEAHAWK MEXICO HOLDINGS LLC

By: SEAHAWK GLOBAL HOLDINGS LLC, its sole member

By: SEAHAWK DRILLING, INC., its sole member

By:	/s/ RANDALL D. STILLEY
Name:	Randall D. Stilley
Title:	President and CEO

Signature Page to Asset Purchase Agreement

ENERGY SUPPLY INTERNATIONAL LLC

By: SEAHAWK GLOBAL HOLDINGS LLC, its sole member

By: SEAHAWK DRILLING, INC., its sole member

By:	/s/ RANDALL D. STILLEY
Name:	Randall D. Stilley
Title:	President and CEO

SEAHAWK OFFSHORE MANAGEMENT LLC

By: SEAHAWK GLOBAL HOLDINGS LLC, its sole member

By: SEAHAWK DRILLING, INC., its sole member

By:	/s/ RANDALL D. STILLEY
Name:	Randall D. Stilley
Title:	President and CEO

Signature Page to Asset Purchase Agreement

PURCHASERS: HERCULES OFFSHORE, INC.

By:	/s/ JOHN T. RYND
Name:	John T. Rynd
Title:	Chief Executive Officer and President

SD DRILLING LLC

By:	/s/ JAMES W. NOE
Name:	James W. Noe
Title:	Vice President

Signature Page to Asset Purchase Agreement

SCHEDULE 1.1

DEFINITIONS AND INTERPRETATIONS

Definitions. Subject to Section 1.2 below, the following terms shall have the following definitions when used in the Agreement:

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another Person, As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Purchasers, on the one hand, and Sellers, on the other hand, will not be deemed to be Affiliates of each other.

“Aggregate Consideration” has the meaning set forth in Section 2.4.

“Agreement” has the meaning set forth in the Preamble.

“Appraiser” has the meaning set forth in Section 2.9.

“Assigned Contracts” has the meaning set forth in Section 2.1(b).

“Assigned Intangible Assets” has the meaning set forth in Section 2.1(l).

“Assigned Permits” has the meaning set forth in Section 2.1(k).

“Assumed Liabilities” has the meaning set forth in Section 2.7.

“Bankruptcy Cases” has the meaning set forth in the Recitals above.

“Bankruptcy Code” has the meaning set forth in the Recitals above.

“Bankruptcy Court” has the meaning set forth in the Recitals above.

“Bankruptcy Law” means the Bankruptcy Code and case Law applying and interpreting the Bankruptcy Code.

“Books and Records” means the books, files, records, information, and data (including all Tax Returns and related workpapers and electronic data to the extent transferable) relating to the Purchased Assets, Transferred Employees, and Business that are in the possession of Sellers, including data regarding all accounts receivable and accounts payable in such form as reasonably requested by Purchaser so that such data can be transferred to Purchasers’ accounting system from Sellers’ accounting system.

“Business” has the meaning set forth in the Recitals above.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Houston, Texas are authorized or required by Law to close.

“Cash Payment” has the meaning set forth in Section 2.4.

Schedule 1.1

“Claim” means any demand, claim (including, without limitation, as defined in Section 101(5) of the Bankruptcy Code), cause of action, suit, demand, judgment, complaint, notice of noncompliance or violation, or other assertion of Liability.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing DIP Amount” has the meaning set forth in Section 2.5(c)(i).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Transaction” has the meaning set forth in Section 6.5.

“Computer Software” has the meaning set forth in Section 2.2(m).

“Consent” means any necessary ratification by, notification requirement to, filing or registration with, or consent, waiver, approval, permit, or other authorization from, a Governmental Authority or other third party.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (a) the sale of the Purchased Assets to Purchasers as approved by the Transfer Order; (b) the execution and delivery of the Transaction Documents; and (c) the performance by the Parties of their respective covenants and obligations under this Agreement.

“Contract” means any contract, agreement, lease, license, instrument, commitment, or other obligation or arrangement (whether written or oral), and any liability, cost, or expense of whatever kind or nature relating to the foregoing, that is binding on a Person or any part of its property under applicable Law.

“Cure Amounts” has the meaning set forth in Section 2.3.

“Damages” means any and all damages, losses, liabilities, payments, obligations, penalties, fines, assessments, charges, costs, Taxes, disbursements or expenses (including interest, awards, judgments, settlements, costs of redemption, fees, reasonable disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation of any kind or nature whatsoever) and court costs.

“DIP Budget” means the Initial DIP Budget and any amendment or replacement thereto approved by the DIP lenders, and the Court.

“DIP Credit Documents” means the documentation evidencing the DIP Financing, including a credit agreement, security agreements, mortgages, collateral assignments and other related security instruments.

Schedule 1.1

“DIP Financing” means any debtor-in-possession financing arrangement entered into by Sellers in connection with the Bankruptcy Cases, including the DIP Credit Documents, DIP Order, and DIP Budget.

“DIP Order” means any interim or Final Orders entered by the Bankruptcy Court in connection with the DIP Financing.

“Employee Benefit Plan” means any (a) employee welfare benefit plans or employee pension benefit plans as defined in sections 3(1) and 3(2) of ERISA, including plans that provide retirement income or results in deferrals of income by employees for periods extending to their terminations of employment or beyond, and plans that provides medical, surgical or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (b) other employee benefit agreements or arrangements that are not ERISA plans, including any deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, retention incentive agreements, noncompetition agreements, vacation policies and, or other similar plans, agreement or arrangements that (i) are maintained by or required to be contributed to Sellers or any Affiliates thereof or with respect to which Sellers may have any Liability, (ii) have been approved by Sellers or any Affiliates thereof but are not yet effective for the benefit of Seller Employees or their beneficiaries, or (iii) that were previously maintained by Sellers or any Affiliates thereof and with respect to which Sellers or any Affiliates thereof may have any Liability, contingent or otherwise.

“Energy Supply International” has the meaning set forth in the Preamble.

“Environmental, Health and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, each as amended, together with all other laws, rules and regulations of federal, state, local and foreign governments (and all agencies thereof) and other requirements having the force or effect of law relating to or imposing liability or standards of conduct concerning pollution or protection of the environment, public health and safety, or employee health and safety, and all judgments, orders and decrees of federal, state, local and foreign governments (and all agencies thereof) having the force and effect of law issued or promulgated thereunder, and all related common law theories.

“Equipment” has the meaning set forth in Section 2.1(c).

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock of such corporation, (b) with respect to a partnership, limited liability company, trust, or similar Person, any and all units, interests, or other partnership/limited liability company interests, and (c) any other direct or indirect equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means The Bank of New York Mellon Trust Company, N.A.

“Excess DIP Amount” has the meaning set forth in Section 2.5(c)(i).

Schedule 1.1

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Final Order” means an Order by the Bankruptcy Court, (a) with respect to which the deadline for appeal provided by applicable statute, rule or regulation has passed and the subject Order has not been reversed, stayed, enjoined, set aside, annulled, or suspended, within the deadline, if any, provided by statute, rule or regulation, (b) with respect to which no request for stay, motion or petition for reconsideration, application or request for review, or notice of appeal or other judicial petition for review that is filed within such period is pending, and (c) as to which the deadlines, if any, for filing any such request, motion, petition, application, appeal or notice have expired; provided, however, that no Order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or a motion under section 1144 of the Bankruptcy Code may be filed with respect to such Order.

“GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board, consistently applied.

“Governmental Authority” means the United States and any foreign, state, county, city, or other political subdivision and any department, commission, ministry, board, bureau, agency, commission, officer, official, court, tribunal, arbitrator, board or bureau or other instrumentality thereof or any quasi-governmental or private body exercising any regulatory, administrative, taxing, importing, exporting, or other governmental or quasi-governmental function and any self-regulatory organization, such as a securities exchange.

“Governmental Order” means any Order, directive, writ, judgment, injunction, decree, stipulation, determination, or award by or with any Governmental Authority.

“Hercules Common Stock” means the common stock, par value $0.01 per share, of Hercules Parent.

“Hercules Financial Statements” has the meaning set forth in Section 5.10.

“Hercules Shares” has the meaning set forth in Section 2.4.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and in effect from time to time.

“Improvements” means all buildings, structures, fixtures, paving, curbing, trees, shrubs, plants, and other improvements of every kind and nature presently situated on, in, or under, or hereafter erected or installed or used in, on, or about or in connection with the ownership, use or operation of the Real Properties.

“Initial DIP Budget” means the budget referenced in Section 4.21 and attached as Exhibit 4.21 to this Agreement.

Schedule 1.1

“Intangible Personal Property” means proprietary rights, business names, business logos, slogans, processes, Intellectual Property, franchises, licenses, technology, computer software, source codes, operating rights, plans and specifications, third party guaranties and warranties, rights with respect to telephone and facsimile numbers and email addresses or listings, SAP server code, data and content, and all other intangible rights and property, and any work product, knowledge, creative works, and other proprietary data related thereto.

“Intellectual Property” means all copyrights, patents, trademarks, trade names, service marks, mask works, domain names, email addresses, uniform resource locator addresses, trade dress, logos, slogans, symbols, corporate names, rights of publicity and privacy, inventions, design rights, drawings, trade secrets, customer and supplier lists, pricing and marketing plans, policies and strategies, methods of operation, royalties, secret processes, formulae, rights in know-how and all applications, registrations, renewals and other rights relating to the foregoing (whether or not any registration or filing has been made with respect thereto) used primarily in connection with the Business, including the Computer Software, Trademark Intellectual Property and the Website Intellectual Property.

“Interim Period” means the period of time from the date of this Agreement until the earlier of the Closing or the Termination Date.

“Knowledge” “Know” “Knowing” means in the case of Sellers, the actual knowledge of the Seller Designees after reasonable inquiry but without independent investigation and, in the case of Purchasers, the actual knowledge of the Purchasers Designees after reasonable inquiry but without independent investigation.

“Law” means all applicable local, state, federal, tribal, and foreign laws (whether statutory or common) and rules, regulations, rules, tariffs and regulatory authorizations, codes (including the Code), and ordinances promulgated thereunder, as well as case law, judgments, orders, consent orders, or decrees.

“Lease” means any lease or sublease, including any amendments thereto, of any Purchased Asset.

“Leased Real Property” has the meaning set forth in Section 2.2(l).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under any Law or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Lien” means any charge against or interest in property to secure payment of a debt or performance of an obligation such as a Claim, debt, mortgage, indenture, hypothecation, encumbrance, Liability, lien, right of redemption, security interest, mechanic’s or materialman’s lien, judgment lien, assessment, special assessment, title defect, restriction, reservation, reversion, Contract, or right or interest of any third party, whether absolute or contingent, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

Schedule 1.1

“Material Adverse Effect” with respect to any Person means any change, event, development, circumstance or effect (each, an “Effect”) that, individually or taken together with all other related Effects, is, or would be reasonably expected to be, materially adverse (i) to the condition (financial or otherwise), assets, liabilities (taken together), business or results of operations of such Person and its subsidiaries, taken as a whole, but excluding the Effect (A) resulting from general economic conditions that does not disproportionately affect such Person in any material respect, (B) affecting companies in the industry in which it conducts its business generally, provided that such Effect does not disproportionately affect such Person in any material respect, or (C) resulting from the announcement or performance of this Agreement or the transactions contemplated hereby or (ii) on the ability of such Person to perform its obligations under this Agreement and the Transaction Documents or to consummate the Contemplated Transactions.

“Net Working Capital” as of a given date shall mean (1) the aggregate current assets included in the Purchased Assets as of that date, minus (2) the aggregate current liabilities included in the Assumed Liabilities as of the same date. Net Working Capital, including any accruals or reserves relating to the components thereof, shall be determined in accordance with GAAP, but shall not include any Excluded Assets or Retained Liabilities.

“Newco” has the meaning set forth in the Preamble.

“Notice Period” has the meaning set forth in Section 6.5(d).

“Offer of Employment” has the meaning set forth in Section 7.2.

“Order” means any order, ruling, decision, verdict, decree, charge, award (including arbitration awards), judgment, injunction, directive or other similar determination or finding by, before, or under the supervision of any Governmental Authority, or any arbitrator, board of arbitration, or similar entity including any regulatory or administrative Proceeding.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating or company agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Original DIP Amount” has the meaning set forth in Section 2.5(c)(i).

“Hercules Parent” has the meaning set forth in the Preamble above.

“Party” or “Parties” has the meaning as set forth in the Preamble.

“Performance Bond” means that certain $2.0 million performance bond in favor of the Texas General Land Office.

Schedule 1.1

“Permits” means all licenses, permits, concessions, franchises, certificates, consents, exemptions, approvals, variances, registrations, or authorizations of any Governmental Authority, necessary or desirable in connection with, related to, or associated with the Purchased Assets or the conduct of the Business.

“Permitted Encumbrances” means, with respect to the Purchased Assets, any of the following matters:

(a) all easements, rights-of-way, and restrictive covenants affecting the Real Properties which individually or in the aggregate could not be reasonably expected to interfere with the operation of the Purchased Assets or Business by Purchasers; and

(b) Liens that are excused or unenforceable from and after the Closing Date as a result of the filing of the Petitions or the applicability of the Bankruptcy Code.

“Person” means any individual, firm, association, incorporated or unincorporated organization, partnership, business, trust, estate, joint stock company, joint venture, club, syndicate, company, corporation, Governmental Authority, or other legal entity.

“Petition Date” means the date on which Sellers file the Petitions commencing the Bankruptcy Cases.

“Petitions” has the meaning set forth in the Recitals above.

“Plan of Reorganization” means a plan of reorganization or liquidation to be filed by Sellers in the Bankruptcy Court.

“Pride” has the meaning set forth in Section 2.8(a)(viii).

“Proceeding” means any action, suit, hearing, investigation, audit, examination, arbitration, litigation, review or other proceeding, at law or in equity, before any Governmental Authority, including any regulatory or administrative proceeding.

“Prohibited Transactions” has the meaning set forth in Section 6.5(a).

“Purchase Consideration Allocation” has the meaning set forth in Section 8.2.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchaser” and “Purchasers” has the meaning set forth in the Preamble.

“Purchasers Designees” means John Rynd, Jim Noe, Stephen Butz and Troy Carson.

“Purchasers’ Reimbursable Expenses” means, with respect to Purchasers, the reasonable and documented out-of-pocket fees and expenses incurred by Purchasers, prior to the termination of this Agreement, in connection with the Contemplated Transactions, the Bankruptcy Cases, and the preparation, negotiation, prosecution, and performance of this

Schedule 1.1

Agreement, including all reasonable fees and expenses of counsel, investment banking firms, financial advisors, accountants, and consultants to Purchasers in connection therewith.

“Real Property Rights” all easements, servitudes, rights-of-way, privileges, licenses, and appurtenances related or pertaining to the Leased Real Property, including all right, title and interest, if any, in and to (a) any land in the bed of any street, road or avenue open or proposed in front of or adjoining the Leased Real Property; (b) any rights-of-way, rights of ingress or egress or other interests in, on, or to, any land, highway, street, road, or avenue, open or proposed, in, on, or across, in front of, abutting or adjoining the Leased Real Property, and any awards made, or to be made in lieu thereof, and in and to any unpaid awards for damage thereto by reason of a change of grade of any such highway, street, road, or avenue; (c) any easement across, adjacent or appurtenant to the Leased Real Property, existing or abandoned; (d) all sewage treatment capacity and water capacity and other utility capacity to serve the Leased Real Property and Improvements; (e) all oil, gas, and other minerals in, on or under, and that may be produced from the Leased Real Property; (f) all water in, under or that may be produced from the Leased Real Property, and all wells, water rights, permits and historical water usage pertaining to or associated with the Leased Real Property; (g) any land adjacent or contiguous to, or part of the Leased Real Property, whether those lands are owned or claimed by deed, limitations or otherwise, and whether or not they are located inside or outside the description given herein, or whether or not they are held under fence by Sellers or whether or not they are located on any survey; and (h) any reversionary rights attributable to the Leased Real Property.

“Retained Books and Records” has the meaning set forth in Section 2.2(f).

“Retained Liabilities” has the meaning set forth in Section 2.8.

“Rig Loss Value” has the meaning set forth in Section 2.9.

“Rig Repair Costs” has the meaning set forth in Section 2.9.

“Rigs” has the meaning set forth in the Recitals.

“Sale Motion” means a motion filed by Sellers seeking approval of the Bankruptcy Court of this Agreement and the Contemplated Transactions.

“Seahawk Drilling” has the meaning set forth in the Preamble.

“Seahawk Drilling Management” has the meaning set forth in the Preamble.

“Seahawk Global Holdings” has the meaning set forth in the Preamble.

“Seahawk LLCs” means, collectively, Seahawk Global Holdings, Seahawk Mexico Holdings, Seahawk Drilling Management, Seahawk Drilling, Seahawk Offshore Management, Energy Supply International, and Seahawk USA.

“Seahawk Mexico Holdings” has the meaning set forth in the Preamble.

“Seahawk Offshore Management” has the meaning set forth in the Preamble.

Schedule 1.1

“Seahawk Parent” has the meaning set forth in the Preamble.

“Seahawk USA” has the meaning set forth in the Preamble.

“SEC” means the Securities and Exchange Commission of the United States of America or any other U.S. federal agency at the time administering the Securities Act.

“SEC Filings” means, with respect to any Person, the forms, reports, schedules, statements and other documents filed with the SEC by such Person pursuant to the Securities Act and the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” have the meanings set forth in the Preamble.

“Seller Employees” mean all employees of Sellers or any of their Affiliates and, for purposes of continuation coverage under COBRA, all former employees of Sellers or any of their Affiliates who have elected to receive COBRA continuation coverage under a Seller group health plan.

“Seller Designees” means Randall Stilley, James Easter, Kurt Hoffman, Alejandro Cestero and Raymond Gonzales.

“Sellers’ Reimbursable Expenses” means, with respect to Sellers, the reasonable and documented out-of-pocket fees and expenses incurred by Sellers, prior to the termination of this Agreement, in connection with the Contemplated Transactions, the administration of this Agreement in the Bankruptcy Cases, and the preparation, negotiation, prosecution, and performance of this Agreement, including all reasonable fees and expenses of counsel, investment banking firms, financial advisors, accountants, and consultants to Sellers in connection therewith which fees and expenses shall be subject to approval by the Bankruptcy Court.

“Straddle Period” has the meaning set forth in Section 8.3.

“Superior Proposal” means any bona fide written proposal or offer with respect to a Competing Transaction made by a third party (A) to acquire, directly or indirectly, the Business for consideration consisting of cash and/or securities (with a value of at least $105,000,000) and the assumption of substantially all liabilities required to be assumed by Purchaser under this Agreement, and (B) that is otherwise on terms that the Board of Directors of Seahawk Parent determines in its reasonable good faith judgment (after consultation with its financial advisor and outside counsel), taking into account, among other things, all legal, financial and other aspects of the proposal or offer (1) if consummated, would result in a transaction that is more favorable, from a financial point of view, to the Sellers’ stakeholders than the Contemplated Transactions and (2) is reasonably capable of being promptly consummated including with respect to receipt of all required regulatory approvals.

“Tangible Personal Property” means furniture, fixtures, furnishings, racks, cabinets, hardware, tools, machinery, instruments, measuring and other devices, appliances, supplies,

Schedule 1.1

communications devices and systems, computers, servers, and other computer equipment, hardware and systems, electrical equipment and systems, construction, repair, and maintenance equipment, materials, spare parts, and any other items of tangible personal property.

“Tax” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, value added tax, alternative or add-on minimum tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax, escheat or unclaimed property tax, or other tax, assessment, duty, fee, levy or other governmental charge of any kind whatsoever, together with and including any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof.

“Tax Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes.

“Termination Date” has the meaning set forth in Section 11.1(b).

“Termination Fee” means $3,000,000.

“Termination Fee Motion” means the motion to be filed by Sellers pursuant to Section 6.3 seeking to approve the payment of the Termination Fee and Reimbursable Expenses to Purchasers as an administrative expense of the Bankruptcy Cases.

“Termination Fee Order” means an Order, in form reasonably acceptable to Purchasers, issued by the Bankruptcy Court approving the payment by Sellers to Purchasers of the Termination Fee and Reimbursable Expenses in accordance with Section 11.2(c) as an administrative expense of the Bankruptcy Cases.

“Total Loss” has the meaning set forth in Section 2.9.

“Trademark Intellectual Property” has the meaning set forth in Section 2.2(m)(ii).

“Trademarks” has the meaning set forth in Section 2.2(m)(ii).

“Transferred Books and Records” has the meaning set forth in Section 2.1(m).

“Transaction Documents” means the agreements listed in Sections 3.3 and 3.4 and any other agreements or documents executed in connection with or as required under this Agreement.

“Transfer Order” means a Final Order issued by the Bankruptcy Court approving the Sale Motion, this Agreement and the Contemplated Transactions in form attached as Exhibit 6.3(c) and approved by Purchaser.

“Transfer Order Schedules” means the schedules of assets and liabilities to be filed by Sellers in the Bankruptcy Court.

“Transferred Employee” has the meaning set forth in Section 7.3.

Schedule 1.1

“Transferred Rig Documents” means any and all class and flag documentation (originals and any existing copies); all existing drawings (hard and electronic); any third party survey or gauging reports; any manuals for foreign equipment that are in Sellers’ possession; all shop and maintenance records, including for all well control and lifting/ hoisting equipment; Permits listed on Schedule 4.10; and other documents primarily relating to Transferred Rigs.

“Transferred Rigs” has the meaning set forth in Section 2.1(a).

“Website” has the meaning set forth in Section 2.2(m)(iii).

“Website Intellectual Property” has the meaning set forth in Section 2.2(m)(iii).

“Underlying Technology” means any and all technical information, software, specifications, drawings, records, shared drive and other computer files, work product, works of authorship, or other creative works or ideas knowledge, know-how, trade-secrets, invention disclosures, or other data including works subject to copyright protection and mask works associated with Sellers’ website or operation thereof, including related e-mail.

Interpretations. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

All references herein to Articles, Sections, Exhibits and Schedules are to Articles and Sections of and Exhibits and Schedules attached to and forming part of this Agreement, unless the contrary is specifically stated;

(a) The headings of the Articles, Sections and subsections of this Agreement and the headings contained in the Exhibits and Schedules hereto are inserted for convenience of reference only and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof or thereof;

(b) a defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(c) In the event of any conflict between the main body of this Agreement and the Exhibits and Schedules hereto, the provisions of the main body of this Agreement shall prevail;

(d) Except where specifically stated otherwise, any reference to any statute, regulation, rule, or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time;

(e) Whenever the words “include,” “including,” or “includes” appear in this Agreement, they shall be read as if followed by the words “without limitation” or words having similar import;

(f) Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa;

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(g) A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, from time to time, except to the extent prohibited by this Agreement or that other agreement or document;

(h) A reference to any party to this Agreement or another agreement or document includes the party’s permitted successors and assigns;

(i) A reference to a writing includes a facsimile transmission of it and any means of reproducing of its words in a tangible and permanently visible form;

(j) A reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;

(k) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(l) Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable on the date in question.

(m) References to “$” or to “dollars” shall mean the lawful currency of the United States of America.

(n) No action shall be required of the Parties except on a Business Day and in the event an action is required on a day which is not a Business Day, such action shall be required to be performed on the next succeeding day which is a Business Day.

(o) All references to “day” or “days” shall mean calendar days unless specified as a “Business Day.”

(p) Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

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